UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐
Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Spyre Therapeutics, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION
221 Crescent Street, Building 23, Suite 105, Waltham, MA 02453
NOTICE OF THE 2024 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 13, 2024
To the Stockholders of Spyre Therapeutics:
Spyre Therapeutics, Inc. (the “Company”) will hold its 2024 Annual Meeting of Stockholders (the “Annual Meeting”) on Wednesday, May 13, 2024, at 12:00 p.m. Eastern Time. The Annual Meeting will be a virtual meeting conducted exclusively online via live audio webcast at www.virtualshareholdermeeting.com/SYRE2024. The Annual Meeting will be held for the following purposes, as more fully described in the accompanying proxy statement (the “Proxy Statement”):
(1)To elect the two Class II director nominees named in the Proxy Statement to serve until the 2027 Annual Meeting of Stockholders or until their successors are duly elected and qualified;
(2)To approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers;
(3)To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2024;
(4)To approve, in accordance with Nasdaq Listing Rule 5635(a), the issuance of shares of the Company’s common stock upon conversion of the Company’s Series B Convertible Preferred Stock, par value $0.0001 per share, issued in (a) December 2023 and (b) March 2024;
(5)To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to reflect Delaware law provisions regarding officer exculpation;
(6)To approve an adjournment of the Annual Meeting, if necessary or appropriate, to solicit additional proxies; and
(7)To transact any other matters that may properly come before the Annual Meeting or any adjournments or postponements thereof.
The Board of Directors has fixed March 19, 2024 as the Record Date. Only stockholders of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.
Instructions for accessing the virtual Annual Meeting are provided in the Proxy Statement. Unless otherwise announced differently at the meeting or on the meeting website, in the event of a technical malfunction or other situation that the meeting chair determines may affect the ability of the Annual Meeting to satisfy the requirements for a meeting of stockholders to be held by means of remote communication under the Delaware General Corporation Law, or that otherwise makes it advisable to adjourn the Annual Meeting, the meeting chair or secretary will convene the meeting at 1:00 p.m. Eastern Time on the date specified above and at the Company’s address specified above solely for the purpose of adjourning the meeting to reconvene at a date, time and physical or virtual location announced by the meeting chair or secretary. Under either of the foregoing circumstances, we will post information regarding the announcement on the Investors & Media page of the Company’s website at https://ir.spyre.com.

By Order of the Board of Directors,
/s/ Cameron Turtle
Cameron Turtle, D.Phil.
Chief Executive Officer and Director
Waltham, Massachusetts
April     , 2024
Whether or not you expect to participate in the virtual Annual Meeting, please vote as promptly as possible in order to ensure your representation at the Annual Meeting. You may vote online, by telephone or by using the proxy card or voting instruction form provided with the printed proxy materials.

LEGAL MATTERS
Acquisition of Pre-Merger Spyre. On June 22, 2023 (the “Merger Closing”), we completed our acquisition (the “Merger”) of Spyre Therapeutics, Inc. (“Pre-Merger Spyre”) pursuant to an Agreement and Plan of Merger, dated as of June 22, 2023 (the “Acquisition Agreement”). Following the transactions contemplated by the Acquisition Agreement, Sequoia Merger Sub II, LLC, a Delaware limited liability company and our wholly owned subsidiary was the surviving entity and continued under the name “Spyre Therapeutics, LLC.” Pre-Merger Spyre was a pre-clinical stage biotechnology company that was incorporated on April 28, 2023 under the direction of Peter Harwin, a Managing Member of Fairmount Funds Management LLC (“Fairmount”), for the purpose of holding rights to certain intellectual property being developed by Paragon Therapeutics, Inc. (“Paragon”). Fairmount is a founder of Paragon. On November 28, 2023, we changed our name from “Aeglea BioTherapeutics, Inc.” to “Spyre Therapeutics, Inc.” and our Nasdaq ticker symbol from “AGLE” to “SYRE”.
Important Notice Regarding the Availability of Proxy Materials for the 2024 Annual Meeting of Stockholders to Be Held on May 13, 2024. The Proxy Statement and Annual Report for the year ended December 31, 2023 are available at www.proxyvote.com.
Forward-Looking Statements. The Proxy Statement may contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, which statements are subject to substantial risks and uncertainties and are based on estimates and assumptions. All statements other than statements of historical fact included in the Proxy Statement, including statements about the Company’s Board of Directors, corporate governance practices and executive compensation program and equity compensation utilization, are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,” “predict,” “potential,” “plan” or the negative of these terms, and similar expressions intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the forward-looking statements expressed or implied in the Proxy Statement. Such risks, uncertainties and other factors include those risks described in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) and other subsequent documents we file with the SEC. The Company expressly disclaims any obligation to update or alter any statements whether as a result of new information, future events or otherwise, except as required by law.

Website References. Website references throughout this document are inactive textual references and provided for convenience only, and the content on the referenced websites is not incorporated herein by reference and does not constitute a part of the Proxy Statement.
Use of Trademarks. Spyre Therapeutics is the trademark of Spyre Therapeutics, Inc. Other names and brands may be claimed as the property of others.

221 Crescent Street, Building 23, Suite 105, Waltham, MA 02453
PROXY STATEMENT
FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND VOTING
What Is the Purpose of These Proxy Materials?
We are making these proxy materials available to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Spyre Therapeutics, Inc. (“we,” “us,” “our” or the “Company”) for use at the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) to be held virtually on May 13, 2024 at 12:00 p.m. Eastern Time, or at any other time following adjournment or postponement thereof. You are invited to participate in the Annual Meeting and to vote on the proposals described in this proxy statement (the “Proxy Statement”). The proxy materials are being mailed to our stockholders on or about April         , 2024.
Why Are We Holding a Virtual Annual Meeting?
We have adopted a virtual meeting format for the Annual Meeting to provide a consistent experience to all stockholders regardless of geographic location. We believe this expands stockholder access, improves communications and lowers our costs while reducing the environmental impact of the meeting. In structuring our virtual Annual Meeting, our goal is to enhance rather than constrain stockholder participation in the meeting, and we have designed the meeting to provide stockholders with the same rights and opportunities to participate as they would have at an in-person meeting.
Who Can Vote?
Only stockholders of record at the close of business on March 19, 2024 (the “Record Date”) are entitled to notice of the Annual Meeting and to vote on the proposals described in this Proxy Statement. At the close of business on the Record Date,      shares of our common stock were issued and outstanding. Shares of our preferred stock generally do not have voting rights and holders of our preferred stock are therefore not entitled to vote at the Annual Meeting.
What Is the Difference between Holding Shares as a Registered Stockholder and as a Beneficial Owner?
Registered Stockholder: Shares Registered in Your Name
If your shares of common stock are registered directly in your name with our transfer agent, Equiniti Trust Company, LLC (formerly known as American Stock Transfer & Trust Company LLC), you are considered to be, with respect to those shares of common stock, the registered stockholder, and these proxy materials are being sent directly to you by us.
Beneficial Owner: Shares Registered in the Name of a Broker, Fiduciary or Custodian
If your shares of common stock are held by a broker, fiduciary or custodian, you are considered the beneficial owner of shares of common stock held in “street name,” and these proxy materials are being forwarded to you from that broker, fiduciary or custodian.
How Can I Participate in the Virtual Annual Meeting?
Stockholders of record as of the close of business on the Record Date are entitled to participate in and vote at the Annual Meeting. To participate in the Annual Meeting, including to vote and ask questions, stockholders of record should go to the meeting website at www.virtualshareholdermeeting.com/SYRE2024, enter the 16-digit control number found on your proxy card, and follow the instructions on the website. If your shares are held in street name and your voting instruction form indicates that you may vote those shares through www.proxyvote.com, then you may access, participate in and vote at the Annual Meeting with the 16-digit access code indicated on that voting instruction form. Otherwise, stockholders who hold their shares in street name should contact their bank, broker or other nominee (preferably at least five days before the Annual Meeting) and obtain a “legal proxy” in order to be able to attend, participate in or vote at the Annual Meeting.
We will endeavor to answer as many stockholder-submitted questions as time permits that comply with the Annual Meeting rules of conduct. We reserve the right to edit profanity or other inappropriate language and to exclude questions regarding topics that are not pertinent to meeting matters or Company business. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition.
The meeting webcast will begin promptly at 12:00 p.m. Eastern Time. Online check-in will begin approximately 15 minutes before then, and we encourage you to allow ample time for check-in procedures. If you experience technical difficulties during the check-in process or during the meeting, please call the number listed on the meeting website for technical support. Additional information regarding the rules and procedures for participating in the Annual Meeting will be set forth in our meeting rules of conduct, which stockholders can view during the meeting at the meeting website.
What Am I Voting on?
The proposals to be voted on at the Annual Meeting are as follows:
(1)Election of two Class II director nominees to serve until the 2027 Annual Meeting of Stockholders (“Proposal 1”);
(2)Approval, on a non-binding, advisory basis, of the compensation of the Company’s named executive officers (“Proposal 2”);
(3)Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for 2024 (“Proposal 3”);
(4)Approval of the issuance of shares of common stock upon conversion of the Series B Convertible Preferred Stock, par value $0.0001 per share (“Series B Preferred Stock”), issued in (a) December 2023 (“Proposal 4A”) and (b) March 2024 ("Proposal 4B" and, together with Proposal 4A, "Proposal 4");
(5)Approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) to reflect Delaware law provisions regarding officer exculpation (“Proposal 5”); and
(6)Approval of an adjournment of the Annual Meeting, if necessary or appropriate, to solicit additional proxies (“Proposal 6”).
How Does the Board Recommend That I Vote?
The Board recommends that you vote your shares “FOR” each director nominee in Proposal 1 and “FOR” Proposals 2, 3, 4, 5 and 6.
What If Another Matter Is Properly Brought before the Annual Meeting?
As of the date of filing this Proxy Statement, the Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named as proxies in the proxy card to vote on such matters in accordance with their best judgment.
How Many Votes Do I Have?
Each share of common stock is entitled to one vote on each proposal to be voted on at the Annual Meeting.
What Does It Mean If I Receive More Than One Set of Proxy Materials?
If you receive more than one set of proxy materials, your shares may be registered in more than one name or held in different accounts. Please cast your vote with respect to each set of proxy materials that you receive to ensure that all of your shares are voted.

How Do I Vote?
Even if you plan to attend the Annual Meeting, we recommend that you also submit your vote as early as possible in advance so that your vote will be counted if you later decide not to, or are unable to, virtually attend the Annual Meeting.
Registered Stockholder: Shares Registered in Your Name
If you are the registered stockholder, you may vote your shares online during the virtual Annual Meeting (see “How Can I Participate in the Virtual Annual Meeting?” above) or by proxy in advance of the Annual Meeting by Internet (at www.proxyvote.com), by completing and mailing a proxy card or by telephone (at (800) 690-6903).
Beneficial Owner: Shares Registered in the Name of a Broker, Fiduciary or Custodian
If you are the beneficial owner, you may vote your shares online during the virtual Annual Meeting (see “How Can I Participate in the Virtual Annual Meeting?” above) or you may direct your broker, fiduciary or custodian how to vote in advance of the Annual Meeting by following the instructions they provide.
What Happens If I Do Not Vote?
Registered Stockholder: Shares Registered in Your Name
If you are the registered stockholder and do not vote in one of the ways described above, your shares will not be voted at the Annual Meeting and will not be counted toward the quorum requirement.
Beneficial Owner: Shares Registered in the Name of a Broker, Fiduciary or Custodian
If you are the beneficial owner and do not direct your broker, fiduciary or custodian how to vote your shares, your broker, fiduciary or custodian will only be able to vote your shares with respect to proposals considered to be “routine.” Your broker, fiduciary or custodian is not entitled to vote your shares with respect to “non-routine” proposals, which we refer to as a “broker non-vote.” Whether a proposal is considered routine or non-routine is subject to stock exchange rules and final determination by the stock exchange. Even with respect to routine matters, some brokers are choosing not to exercise discretionary voting authority. As a result, we urge you to direct your broker, fiduciary or custodian how to vote your shares on all proposals to ensure that your vote is counted.
What If I Sign and Return a Proxy Card or Otherwise Vote but Do Not Indicate Specific Choices?
Registered Stockholder: Shares Registered in Your Name
The shares represented by each signed and returned proxy will be voted at the Annual Meeting by the persons named as proxies in the proxy card in accordance with the instructions indicated on the proxy card. However, if you are the registered stockholder and sign and return your proxy card without giving specific instructions, the persons named as proxies in the proxy card will vote your shares in accordance with the recommendations of the Board. Your shares will be counted toward the quorum requirement.
Beneficial Owner: Shares Registered in the Name of a Broker, Fiduciary or Custodian
If you are the beneficial owner and do not direct your broker, fiduciary or custodian how to vote your shares, your broker, fiduciary or custodian will only be able to vote your shares with respect to proposals considered to be “routine.” Your broker, fiduciary or custodian is not entitled to vote your shares with respect to “non-routine” proposals, resulting in a broker non-vote with respect to such proposals.
Can I Change My Vote after I Submit My Proxy?
Registered Stockholder: Shares Registered in Your Name
If you are the registered stockholder, you may revoke your proxy at any time before the final vote at the Annual Meeting in any one of the following ways:
(1)You may complete and submit a new proxy card, but it must bear a later date than the original proxy card;

(2)You may submit new proxy instructions via telephone or the Internet;
(3)You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at the address set forth on the first page of this Proxy Statement; or
(4)You may vote by attending the Annual Meeting virtually. However, your virtual attendance at the Annual Meeting will not, by itself, revoke your proxy.
Your last submitted vote is the one that will be counted.
Beneficial Owner: Shares Registered in the Name of a Broker, Fiduciary or Custodian
If you are the beneficial owner, you must follow the instructions you receive from your broker, fiduciary or custodian with respect to changing your vote.
What Is the Quorum Requirement?
The holders of a majority of the shares of common stock outstanding and entitled to vote at the Annual Meeting, either virtually or represented by proxy, must be present at the Annual Meeting to constitute a quorum. A quorum is required to transact business at the Annual Meeting.
Your shares will be counted toward the quorum only if you submit a valid proxy (or a valid proxy is submitted on your behalf by your broker, fiduciary or custodian) or if you attend the Annual Meeting virtually and vote. Abstentions and broker non-votes, if any, will be counted toward the quorum requirement. If there is no quorum, the chair of the Annual Meeting or the holders of a majority of shares of common stock present at the Annual Meeting, either virtually or represented by proxy, may adjourn the Annual Meeting to another time or date.
How Many Votes Are Required to Approve Each Proposal and How Are Votes Counted?
Votes will be counted by American Election Services, the Inspector of Elections appointed for the Annual Meeting.
Proposal 1: Election of Directors
A nominee will be elected as a director at the Annual Meeting if the nominee receives a plurality of the votes cast “FOR” his election. “Plurality” means that the individuals who receive the highest number of votes cast “FOR” are elected as directors. Broker non-votes, if any, and votes that are withheld will not be counted as votes cast on the matter and will have no effect on the outcome of the election. Stockholders do not have cumulative voting rights for the election of directors.
Proposal 2: Non-Binding Advisory Vote on Executive Compensation
The affirmative vote of the holders of at least a majority of shares of common stock present or represented at the Annual Meeting and entitled to vote on the matter is required to approve this proposal. Abstentions will have the same effect as a vote “AGAINST” the matter. Broker non-votes, if any, will have no effect on the outcome of the matter.
Proposal 3: Ratification of Independent Auditor Appointment
The affirmative vote of the holders of at least a majority of shares of common stock present or represented at the Annual Meeting and entitled to vote on the matter is required to approve this proposal. Abstentions will have the same effect as a vote “AGAINST” the matter. Broker non-votes, if any, will have no effect on the outcome of the matter.
Proposal 4: Approval of Conversion of the Series B Preferred Stock Issued in (a) December 2023 and (b) March 2024
The affirmative vote of the holders of at least a majority of shares of common stock present or represented at the Annual Meeting and entitled to vote on the matter is required to approve each of Proposal 4A and Proposal 4B. Abstentions will have the same effect as a vote “AGAINST” the matter. Broker non-votes, if any, will have no effect on the outcome of the matter.

Proposal 5: Approval of an Amendment to the Company’s Certificate of Incorporation to Reflect Delaware Law Provisions Regarding Officer Exculpation
The affirmative vote of the holders of at least a majority of shares of common stock outstanding and entitled to vote at the Annual Meeting is required to approve this proposal. Abstentions and broker non-votes, if any, will have the same effect as a vote “AGAINST” the matter.
Proposal 6: Approval of an Adjournment of the Annual Meeting, if Necessary or Appropriate, to Solicit Additional Proxies
The affirmative vote of the holders of at least a majority of shares of common stock present or represented at the Annual Meeting and entitled to vote on the matter is required to approve this proposal. Abstentions will have the same effect as a vote “AGAINST” the matter. Broker non-votes, if any, will have no effect on the outcome of the matter.
Who Is Paying for This Proxy Solicitation?
We will pay the costs associated with the solicitation of proxies, including the preparation, assembly, printing and mailing of the proxy materials. We may also reimburse brokers, fiduciaries or custodians for the cost of forwarding proxy materials to beneficial owners of shares of common stock held in “street name.”
Our employees, officers and directors may solicit proxies in person or via telephone or the Internet. We will not pay additional compensation for any of these services.
How Can I Find out the Voting Results?
We expect to announce preliminary voting results at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting.

PROPOSAL 1: ELECTION OF DIRECTORS
In accordance with our Certificate of Incorporation and Bylaws, the Board has fixed the number of directors constituting the Board at eight. At the Annual Meeting, the stockholders will vote to elect the two Class II director nominees named in this Proxy Statement to serve until the 2027 Annual Meeting of Stockholders or until their successors are duly elected and qualified or until their earlier resignation or removal. Our Board has nominated Jeffrey W. Albers and Tomas Kiselak for election to our Board. Mr. Albers was appointed to the Board in November 2023 and was initially identified for a position on our Board by a third-party search firm. Mr. Kiselak was appointed to the Board in June 2023 in accordance with the Acquisition Agreement. Russell J. Cox will not stand for reelection at the Annual Meeting. As a result, the size of our Board will be reduced from eight to seven directors effective as of immediately prior to the closing of the polls at the Annual Meeting.
Our director nominees have indicated that they are willing and able to serve as directors. However, if either of them becomes unable or, for good cause, unwilling to serve, proxies may be voted for the election of such other person as shall be designated by our Board, or the Board may decrease the size of the Board.
Information Regarding Director Nominees and Continuing Directors
Our Board is divided into three classes, with members of each class holding office for staggered three-year terms. There are currently three Class I directors, whose terms expire at the 2026 Annual Meeting of Stockholders; two Class II directors, who are up for election at this meeting for a term expiring at the 2027 Annual Meeting of Stockholders; and two Class III directors, whose terms expire at the 2025 Annual Meeting of Stockholders.
Biographical and other information regarding our director nominees and directors continuing in office, including the primary skills and experiences considered by our Nominating and Corporate Governance Committee (the “Nominating Committee”) in determining to recommend them as nominees, is set forth below.

Name	Class	Age (as of April )	Position
Mark McKenna	I	48	Director
Cameron Turtle	I	34	Chief Executive Officer and Director
Laurie Stelzer(1)(2)	I	56	Director
Jeffrey W. Albers(2)(3)	II	52	Director
Tomas Kiselak(3)	II	37	Director
Peter Harwin(1)	III	37	Director
Michael Henderson(2)	III	34	Director
(1)Member of the Nominating Committee
(2)Member of the Audit Committee
(3)Member of the Compensation Committee
Class I Directors Continuing in Office
Mark McKenna. Mr. McKenna has served as a director since February 2024. Mr. McKenna has served as Chief Investment Officer and Managing Director of McKenna Capital Partners, a family office dedicated to investing in breakthrough treatments for debilitating diseases, since June 2023. Mr. McKenna most recently served as the President and Chief Executive Officer and as a member of the board of directors of Prometheus Biosciences, Inc., a clinical stage biotechnology company, from September 2019 to June 2023, when Prometheus was acquired by Merck & Co., Inc., and as Chairman of the board of Prometheus from August 2021 to June 2023. Prior to Prometheus, he served as President of Salix Pharmaceuticals, Inc., a pharmaceutical company and wholly owned subsidiary of Bausch Health Companies, Inc., from March 2016 through August 2019. Prior to Salix, Mr. McKenna spent more than a decade in various roles with Bausch + Lomb, also a division of Bausch Health Companies, Inc., most recently as Senior Vice President and General Manager of its U.S. Vision Care business. Before joining Bausch + Lomb, he held several positions with Johnson & Johnson. Mr. McKenna has served as chair of the board of directors of Apogee Therapeutics, Inc. (Nasdaq: APGE) since August 2023. Mr. McKenna received a B.S. in Marketing from Arizona State University and an M.B.A. from Azusa Pacific University.

We believe that Mr. McKenna is qualified to serve on our Board due to his extensive experience as an executive officer in the biopharmaceutical industry.
Cameron Turtle, Dphil. Dr. Turtle joined us as Chief Operating Officer in June 2023, and was appointed as our Chief Executive Officer and a director in November 2023. Prior to joining the Company, Dr. Turtle was an advisor to Pre-Merger Spyre from May 2023 to June 2023. Previously, he served as Venture Partner at Foresite Labs, a life sciences investment firm, from July 2022 to May 2023; Chief Strategy Officer of BridgeBio Pharma (Nasdaq: BBIO), a biotechnology company, from January 2021 to April 2022; and Chief Business Officer of Eidos Therapeutics (Nasdaq: EIDX), a biopharmaceutical company, from November 2018 to January 2021, where he led business development, investor relations, and multiple operational functions as the company advanced an investigational medicine for a form of heart failure. Prior to joining BridgeBio and Eidos, he was a consultant at McKinsey & Company, where he worked with pharmaceutical and medical device companies on topics including M&A, growth strategy, clinical trial strategy, and sales force optimization. Dr. Turtle received his B.S. with honors in Bioengineering from the University of Washington and his D.Phil. in Cardiovascular Medicine from the University of Oxford, St. John’s College. He is the recipient of several awards, including a Rhodes Scholarship, Goldwater Scholarship, Forbes 30 Under 30, San Francisco Business Times 40 Under 40, and the Biocom Life Sciences Catalyst Award.
We believe Dr. Turtle is qualified to serve on our Board due to his experience as a leader in building, financing, and shaping biopharma organizations from preclinical development to late-stage clinical trials and commercialization.
Laurie Stelzer. Ms. Stelzer has served as a director since November 2023. Ms. Stelzer has served as Chief Financial Officer of ReNAgade Therapeutics, Inc., a biotechnology company focused on RNA therapeutics, since September 2023. Prior to joining ReNAgade, Ms. Stelzer served as Chief Financial Officer of Mirati Therapeutics, Inc. (Nasdaq: MRTX), a commercial-stage targeted oncology company, from May 2022 to September 2023. Prior to joining Mirati Therapeutics, Ms. Stelzer served as Executive Vice President and Chief Financial Officer of Arena Pharmaceuticals, Inc. (acquired by Pfizer Inc.), a biopharmaceutical company, from March 2020 until the completion of Pfizer’s acquisition in March 2022. Prior to joining Arena Pharmaceuticals, Ms. Stelzer served as Chief Financial Officer at Halozyme Therapeutics, Inc. (Nasdaq: HALO), a biopharma technology platform company, from June 2015 to March 2020, where she led the Finance, Information Technology, Business Development, Project Management and Site Operations organizations. Prior to joining Halozyme Therapeutics, Ms. Stelzer held senior management roles at Shire Plc (acquired by Takeda Pharmaceutical), including Senior Vice President of Finance, Division Chief Financial Officer for the Regenerative Medicine Division and Head of Investor Relations. Previously, she also worked at Amgen, Inc. (Nasdaq: AMGN), a global biopharmaceutical company, for 15 years, serving in positions of increasing responsibility in the areas of Finance, Treasury, Global Accounting and International/Emerging Markets. Ms. Stelzer has served as a member of the board of directors of PMV Pharmaceuticals, Inc. (Nasdaq: PMVP), a precision oncology company, since 2020, Surface Oncology, Inc. (Nasdaq: SURF), a clinical-stage immune-oncology company, from 2018 until its acquisition by Coherus in September 2023 and Longboard Pharmaceuticals, a clinical-stage neurology company from 2020 to 2021. Ms. Stelzer received her B.S. in Accounting from Arizona State University and her M.B.A. from University of California, Los Angeles, Anderson School of Management.
We believe Ms. Stelzer is qualified to serve on our Board because of her financial expertise and experience within the biopharmaceutical industry.
Class II Director Nominees
Jeffrey W. Albers. Mr. Albers has served as a director since November 2023. Mr. Albers has over 25 years of experience working in the biopharmaceutical industry and bringing important new medicines to patients with cancer and rare diseases. He is currently Chairman of Blueprint Medicines Corporation (Nasdaq: BPMC), a global precision therapy company, since January 2023, and Venture Partner at Atlas Venture, a venture capital firm focused on investment in biotechnology companies, since January 2023. Mr. Albers served as Chief Executive Officer, President and Chairman of Blueprint Medicines from June 2021 to April 2022, Executive Chairman from April 2022 to December 2022 and as Chief Executive Officer, President and Director from July 2014 to June 2021. Prior to joining Blueprint Medicines in July 2014, Mr. Albers was President of Algeta ASA, a Norwegian biotechnology company from January 2012 to April 2014, where he oversaw the commercial and business functions. Prior to Algeta ASA, from July 2005 to November 2011, Mr. Albers was at Genzyme Corporation, a biotechnology company that is now a wholly owned subsidiary of Sanofi S.A., most recently as Vice President of the U.S. hematology and oncology business unit. In addition to Blueprint Medicines, Mr. Albers serves on the board of directors of Kymera Therapeutics, Inc. (Nasdaq: KYMR) and several private companies, and previously served on the board of directors of Magenta Therapeutics, Inc. (which later became Dianthus Therapeutics, Inc. (Nasdaq: DNTH)) from July 2017 to September 2023. Mr. Albers received a B.S. from Indiana University and an M.B.A. and a J.D. from Georgetown University.
We believe that Mr. Albers is qualified to serve on our Board due to his extensive leadership experience in the biopharmaceutical industry.
Tomas Kiselak. Mr. Kiselak has served as a director since June 2023. Mr. Kiselak is a Managing Member at Fairmount, a healthcare investment firm he co-founded in April 2016. Prior to Fairmount, Mr. Kiselak was a managing director at RA Capital Management, LLC, a healthcare and life science investment firm. Mr. Kiselak currently serves as the chairman of the board of directors of Viridian Therapeutics, Inc. (Nasdaq: VRDN) and as a director for Apogee Therapeutics, Inc. (Nasdaq: APGE), Dianthus Therapeutics, Inc. (Nasdaq: DNTH) as well as several private companies. He received a B.S. in neuroscience and economics from Amherst College.
We believe Mr. Kiselak is qualified to serve on our Board because of his experience advising biotechnology companies and as a manager of funds specializing in the area of life sciences.
Class III Directors Continuing in Office
Peter Harwin. Mr. Harwin has served as a director since June 2023. Mr. Harwin is a Managing Member at Fairmount, a healthcare investment firm he co-founded in April 2016. Prior to Fairmount, Mr. Harwin was a member of the investment team at Boxer Capital, LLC, an investment fund that was part of the Tavistock Group, based in San Diego. Mr. Harwin also serves as chairman of the board of directors of Cogent Biosciences, Inc. (Nasdaq: COGT) and is a director of Viridian Therapeutics, Inc. (Nasdaq: VRDN), Apogee Therapeutics, Inc. (Nasdaq: APGE) and Paragon. Mr. Harwin holds a B.B.A. from Emory University.
We believe Mr. Harwin is qualified to serve on our Board because of his experience serving as a director of biotechnology companies and as a manager of funds specializing in the area of life sciences.
Michael Henderson, M.D. Dr. Henderson has served as a director since June 2023. Dr. Henderson has served as Chief Executive Officer of Apogee Therapeutics, Inc. (Nasdaq: APGE), a biotechnology company, since September 2022 as well as a member of its board of directors since June 2023. Dr. Henderson is an experienced biotechnology executive with expertise in business leadership, drug development, and commercial strategy. He has overseen the creation of multiple companies, launched a significant number of drug development programs, and led teams to two FDA approvals, to date. Prior to joining Apogee, Dr. Henderson served as Chief Business Officer of BridgeBio Pharma, Inc. (Nasdaq: BBIO), a commercial-stage biopharmaceutical company, from January 2020 to September 2022, where he was responsible for furthering the overarching strategy of BridgeBio, identifying and investing in new technologies and running business development and operations. Prior to holding that position, he spent two years serving as BridgeBio’s Senior Vice President, Asset Acquisition, Strategy and Operations, where he was responsible for business development, strategy and operations. Dr. Henderson joined BridgeBio as Vice President of Asset Acquisition, Strategy and Operations in April 2016. Dr. Henderson also served as the Chief Executive Officer of a number of BridgeBio’s subsidiaries. Prior to BridgeBio, Dr. Henderson worked at McKinsey & Company, a global management consulting firm, from January 2015 to April 2016 and prior to that, he co-founded PellePharm, Inc., a biotechnology company, in August 2011. Dr. Henderson has served on the board of directors of ARYA Sciences Acquisition Corp IV (Nasdaq: ARYD), a special purpose acquisition company focused on the healthcare industry, since February 2021. Dr. Henderson received his B.A. in global health from Harvard University and his M.D. from Stanford University.
We believe Dr. Henderson is qualified to serve on our Board because of his experience in business leadership, drug development, and commercial strategy in the area of life sciences.
Board Recommendation
The Board recommends a vote “FOR” the election of each of the Class II director nominees set forth above.

PROPOSAL 2: NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION
In accordance with the rules of the SEC and pursuant to the Dodd-Frank Act, we are providing stockholders with an opportunity to make a non-binding, advisory vote on the compensation of our named executive officers. This non-binding advisory vote is commonly referred to as a “say-on-pay” vote.
The say-on-pay vote is a non-binding vote on the compensation of our “named executive officers,” as described in this Proxy Statement in the “Executive Compensation” section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure. The say-on-pay vote is not a vote on our general compensation policies or compensation of our Board. Stockholders are urged to read the “Executive Compensation” section of the Proxy Statement, which discusses how our executive compensation policies and procedures implement our compensation philosophy. Our Compensation Committee and Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving our goals.
As an advisory vote, this proposal is not binding. However, our Board and Compensation Committee, which is responsible for designing and administering our executive compensation program, value the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers.
We are required to hold a say-on-pay vote at least once every three years, and we have determined to hold a say-on-pay vote every year. Unless the Board modifies its policy on the frequency of holding say-on-pay advisory votes, the next say-on-pay vote is expected to occur in 2025.
Board Recommendation
The Board recommends a vote “FOR” this proposal.

PROPOSAL 3: RATIFICATION OF INDEPENDENT AUDITOR APPOINTMENT
Our Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the year ending December 31, 2024. In this Proposal 3, we are asking stockholders to vote to ratify this appointment. Representatives of PwC are expected to be present at the Annual Meeting. They will have the opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions from stockholders.
Stockholder ratification of the appointment of PwC as the Company’s independent auditor is not required by law or our Bylaws. However, we are seeking stockholder ratification as a matter of good corporate practice. If our stockholders fail to ratify the appointment, the committee will reconsider its appointment. Even if the appointment is ratified, the committee, in its discretion, may direct the appointment of a different independent auditor at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.
PwC has served as our independent auditor since 2014. The following table summarizes the audit fees billed and expected to be billed by PwC for the indicated fiscal years and the fees billed by PwC for all other services rendered during the indicated fiscal years. All services associated with such fees were pre-approved by our Audit Committee in accordance with the “Pre-Approval Policies and Procedures” described below.

	Year Ended December 31,
Fee Category	2023	2022

Audit Fees(1)	$1,513,184	$512,000
Audit-Related Fees(2)	$—	$—
Tax Fees(3)	$70,923	$35,000
All Other Fees(4)	$2,125	$1,000

Total Fees	$1,586,232	$548,000

(1)Consists of fees for professional services rendered for the audit of our financial statements, review of our interim condensed financial statements, professional services with respect to technical accounting and reporting matters and assistance with registration statements filed with the SEC and services that are normally provided by PwC in connection with statutory and regulatory filings or engagements. Included in our 2023 audit fees are fees of $550,000 related to technical accounting and reporting services associated with the Asset Acquisition of Pre-Merger Spyre, $305,000 related to the audited Statement of Assets Acquired and Liabilities Assumed from Spyre Therapeutics, Inc. by Aeglea BioTherapeutics, Inc., and $40,000 related to comfort letter fees.
(2)Consists of fees for assurance and related services reasonably related to the performance of the audit or review of our financial statements.
(3)Consists of fees for professional services for tax compliance, tax advice and tax planning.
(4)Consists of fees for all other services.
Pre-Approval Policies and Procedures
Our Audit Committee has adopted procedures requiring the pre-approval of all audit and non-audit services performed by our independent auditor in order to assure that these services do not impair the auditor’s independence. These procedures generally approve the performance of specific services subject to a cost limit for all such services. This general approval is reviewed, and if necessary modified, at least annually. Management must obtain the specific prior approval of the committee for each engagement of our auditor to perform other audit-related or non-audit services. The committee does not delegate its responsibility to pre-approve services performed by our auditor to any member of management. The committee has delegated authority to the committee chair to pre-approve audit and non-audit services to be provided to us by our auditor provided that the fees for such services do not exceed $100,000. Any pre-approval of services by the committee chair pursuant to this delegated authority must be reported to the committee at its next regularly scheduled meeting.

Report of the Audit Committee
The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2023 with the Company’s management and with PwC, the Company’s independent registered public accounting firm. The Audit Committee has discussed with PwC the matters required to be discussed by the applicable standards of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from PwC pursuant to applicable PCAOB requirements regarding its communications with the Audit Committee concerning independence, and the Audit Committee has discussed with PwC its independence. Based on the foregoing, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 for filing with the SEC.
This report is provided by the following directors, who serve on the Audit Committee:
Laurie Stelzer (Chair)
Jeffrey W. Albers
Michael Henderson
Board Recommendation
The Board recommends a vote “FOR” this proposal.

PROPOSAL 4: APPROVAL OF CONVERSION OF SERIES B PREFERRED STOCK ISSUED IN (A) DECEMBER 2023 AND (B) MARCH 2024
Overview
In December 2023 and March 2024, we entered into definitive agreements for private placements with existing and new investors for aggregate gross proceeds of approximately $360 million, pursuant to which we issued an aggregate of 271,625 shares of Series B Preferred Stock. The Series B Preferred Stock is intended to have rights that are generally equivalent to shares of our common stock, provided that the Series B Preferred Stock does not have the right to vote on most matters (including the election of directors).
The conversion of the shares of Series B Preferred Stock issued in December 2023 and March 2024 into shares of common stock is being submitted for approval through two separate proposals — Proposal 4A and Proposal 4B. Under our Certificate of Incorporation and applicable Delaware law, Proposals 4A and 4B must be approved by the affirmative vote of the holders of at least a majority of shares of common stock present or represented at the Annual Meeting and entitled to vote on the matter.
Subject to the approval of Proposals 4A and 4B and certain beneficial ownership limitations set by each holder, each share of Series B Preferred Stock will automatically convert into 40 shares of common stock. Proposals 4A and 4B would provide the necessary approval to permit such conversions. Assuming approval of Proposals 4A and 4B and subject to certain beneficial ownership limitations, 10,865,000 shares of common stock are issuable upon conversion of the above-described Series B Preferred Stock. Approval of each of Proposal 4A and Proposal 4B is not conditioned upon stockholder approval of the other proposal. If Proposal 4A is approved and Proposal 4B is not approved, then the shares of Series B Preferred Stock issued in December 2023 will be eligible for conversion, but the shares of Series B Preferred Stock issued in March 2024 will not be eligible for conversion until such conversion is approved by stockholders. If Proposal 4B is approved and Proposal 4A is not approved, then the shares of Series B Preferred Stock issued in March 2024 will be eligible for conversion, but the shares of Series B Preferred Stock issued in December 2023 will not be eligible for conversion until such conversion is approved by stockholders.
Description of Series B Preferred Stock
Conversion. Following stockholder approval of Proposals 4A and 4B, effective as of 5:00 p.m. Eastern time on the third business day after the date on which such stockholder approval is received, each share of Series B Preferred Stock will automatically convert into 40 shares of common stock, subject to certain beneficial ownership limitations, including that a holder of Series B Preferred Stock is prohibited from converting shares of Series B Preferred Stock into shares of common stock if, as a result of such conversion, such holder, together with its affiliates, would beneficially own more than a specified percentage (initially set by the holder to a number up to 19.9% and thereafter adjusted) of the total number of shares of common stock issued and outstanding immediately after giving effect to such conversion.
Voting Rights. Except as otherwise required by law (e.g., voting on a change to the authorized shares of Series B Preferred Stock or the rights of such shares as required by Delaware law) and the Certificate of Designation of Preferences, Rights and Limitations of the Series B Preferred Stock that we filed with the Secretary of State of the State of Delaware on December 8, 2023 (as amended on March 18, 2024, the “Certificate of Designation”), the Series B Preferred Stock does not have voting rights. However, as long as any shares of Series B Preferred Stock are outstanding, we will not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series B Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series B Preferred Stock, (b) alter or amend the Certificate of Designation, or (c) amend the Certificate of Incorporation or other charter documents in any manner that adversely affects any rights of the holders of Series B Preferred Stock.
Dividends. Holders of Series B Preferred Stock are entitled to receive dividends on shares of Series B Preferred Stock equal, on an as-if-converted-to-common-stock basis, and in the same form as dividends actually paid on shares of common stock.
Liquidation and Dissolution. The Series B Preferred Stock ranks on parity with common stock upon any liquidation, dissolution or winding-up of the Company.

Reasons for Stockholder Approval. Our common stock is listed on The Nasdaq Global Select Market, and, as such, we are subject to the applicable rules of the Nasdaq Stock Market LLC, including Nasdaq Listing Rule 5635(d), which requires stockholder approval prior to the issuance of 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance at a price that is less than the Minimum Price (as defined in the Nasdaq Listing Rules). Thus, in order to permit the issuance of common stock upon conversion of the Series B Preferred Stock, we must first obtain stockholder approval of this issuance.
Beneficial Ownership Limitations. We are not seeking stockholder approval of a potential “change in control” under Nasdaq Listing Rule 5635(b), which generally prohibits Nasdaq-listed companies from issuing common stock to a stockholder in a transaction that would cause the holder to beneficially own more than 20% of the then-outstanding common stock (subject to certain exceptions). Assuming that Proposal 4A and Proposal 4B are approved, the Series B Preferred Stock will continue to have a beneficial ownership conversion limit that would prevent a stockholder from converting its shares if, as a result of such conversion, it would beneficially own a number of shares above its applicable conversion blocker (which cannot exceed 19.9% of the total number of shares of common stock issued and outstanding immediately after giving effect to such conversion).
Interests of Certain Parties. Certain existing stockholders participated in the private placement transaction. See “Certain Relationships and Related Party Transactions—Related Party Transactions—Private Placement Transactions” for more information.
Proposal 4A: Approval of Conversion of Series B Preferred Stock Issued in December 2023
On December 7, 2023, we entered into a definitive agreement for a private placement with existing and new investors for gross proceeds of approximately $180 million, pursuant to which the investors purchased an aggregate of 6,000,000 shares of common stock at a price of $15.00 per share and 150,000 shares of Series B Preferred Stock at a price of $600.00 per share. Assuming approval of this Proposal 4A and subject to certain beneficial ownership limitations, 6,000,000 shares of common stock are issuable upon conversion of the above-described Series B Preferred Stock.
The sale into the public market of the shares of underlying common stock could materially and adversely affect the market price of our common stock. See “Risk Factors—Risks Related to Our Common Stock—Pursuant to the terms of the December 2023 SPA, we are required to recommend that our stockholders approve the conversion of all outstanding shares of our Series B Preferred Stock into shares of our common stock. We cannot guarantee that our stockholders will approve this matter, and if they fail to do so, we may be required to settle such shares in cash and our operations may be materially harmed” in our Annual Report on Form 10-K for the year ended December 31, 2023.
Proposal 4B: Approval of Conversion of Series B Preferred Stock Issued in March 2024
On March 18, 2024, we entered into a definitive agreement for a private placement with existing and new investors for gross proceeds of approximately $180 million, pursuant to which the investors purchased an aggregate of 121,625 shares of Series B Preferred Stock at a price of $1,480.00 per share. Assuming approval of this Proposal 4B and subject to certain beneficial ownership limitations, 4,865,000 shares of common stock are issuable upon conversion of the above-described Series B Preferred Stock.
The sale into the public market of the shares of underlying common stock could materially and adversely affect the market price of our common stock. See “Risk Factors—Risks Related to Our Common Stock—Pursuant to the terms of the December 2023 SPA, we are required to recommend that our stockholders approve the conversion of all outstanding shares of our Series B Preferred Stock into shares of our common stock. We cannot guarantee that our stockholders will approve this matter, and if they fail to do so, we may be required to settle such shares in cash and our operations may be materially harmed” in our Annual Report on Form 10-K for the year ended December 31, 2023.
Board Recommendation
The Board recommends a vote “FOR” each of Proposal 4A and Proposal 4B.

PROPOSAL 5: APPROVAL OF AN AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO REFLECT DELAWARE LAW PROVISIONS REGARDING OFFICER EXCULPATION
The State of Delaware, which is where we are incorporated, enacted legislation that expands exculpation protection to officers, thereby enabling companies to eliminate the monetary liability of certain officers in certain circumstances, similar to but more limited than the protection already afforded to directors under our Certificate of Incorporation.
In line with the update to Delaware law, we are proposing, and are asking stockholders to approve, an amendment to the Certificate of Incorporation to extend the exculpation provisions to certain officers (the “Proposed Certificate Amendment”). Specifically, the Proposed Certificate Amendment, which our Board of Directors has approved and declared advisable, would amend the Article VII: Director Liability as follows (in bold and underlined):
“ARTICLE VII: DIRECTOR AND OFFICER LIABILITY
1. Limitation of Liability. To the fullest extent permitted by law, no director or officer of the Corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director or officer. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director or officer, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.
2. Change in Rights. Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director or officer of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.”
Purpose and Effect of the Proposed Certificate Amendment
The Board believes that it is important to extend exculpation protection to officers, to the fullest extent permitted by Delaware law, in order to better position the Company to attract and retain qualified and experienced officers. In the absence of such protection, such individuals might be deterred from serving as officers due to exposure to personal liability and the risk of incurring substantial expense in defending lawsuits, regardless of merit. The nature of their role often requires officers to make decisions on crucial matters and frequently in response to time-sensitive opportunities and challenges, which can create substantial risk of lawsuits seeking to impose liability with the benefit of hindsight and regardless of merit. Aligning the protections available to our officers with those available to our directors would empower officers to exercise their business judgment in furtherance of stockholder interests without the potential for distraction posed by the risk of personal liability.
The Board also believes that the Proposed Certificate Amendment would strike the appropriate balance between furthering the Company’s goals of attracting and retaining quality officers with promoting stockholder accountability because, consistent with the update to Delaware law and subject to future Delaware law updates, the Proposed Certificate Amendment would exculpate officers only in connection with direct claims brought by stockholders, including class actions, but would not eliminate or limit liability with respect to any of the following:
•breach of fiduciary duty claims brought by the Company itself;
•derivative claims brought by stockholders in the name of the Company;
•any claims involving breach of the duty of loyalty to the Company or its stockholders;
•any claims involving acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; or
•any claims involving transactions from which the officer derived an improper personal benefit.
Under the Proposed Certificate Amendment, and based on current Delaware law, the only officer positions eligible for exculpation would be (i) anyone serving as our President, Chief Executive Officer, Chief Operating Officer, Chief

Financial Officer, Chief Legal Officer, Chief Accounting Officer, Controller and Treasurer, (ii) any other Named Executive Officers, and (iii) any other officer who has consented to service of process in Delaware by written agreement.
Taking into account the narrow class and type of claims for which officers would be exculpated under current Delaware law, and the benefits the Board believes would accrue to the Company and its stockholders—enhancing our ability to attract and retain talented officers and potentially reducing future litigation costs associated with frivolous lawsuits—the Board determined that the Proposed Certificate Amendment is in the best interests of the Company and its stockholders.
A complete copy of our current Certificate of Incorporation is available as an exhibit to our 2023 Annual Report on Form 10-K.
Effectiveness
The Proposed Certificate Amendment is binding. If the Proposed Certificate Amendment is approved, it will become effective upon filing of the Proposed Certificate Amendment to our Certificate of Incorporation with the Secretary of State for the State of Delaware.
Board Recommendation
The Board recommends a vote “FOR” this proposal.

PROPOSAL 6: APPROVAL OF AN ADJOURNMENT OF THE ANNUAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES
General
We may ask stockholders to vote on a proposal to adjourn the Annual Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Annual Meeting to adopt any of the other proposals. In that event, stockholders will be asked to vote only upon this proposal and not on any other matter. If this proposal is approved, the Board may in its discretion, if necessary or appropriate, adjourn, or make one or more successive adjournments of, the Annual Meeting to use the additional time to solicit additional proxies in favor of any of the other proposals. Even if there are a sufficient number of votes at the time of the Annual Meeting to adopt one of the other proposals, the Board may in its discretion seek to, if necessary or appropriate, adjourn the Annual Meeting to solicit additional proxies for the proposal for which there are insufficient votes, and the Board may do so without adopting the proposal for which there are sufficient votes at the time of the Annual Meeting.
Board Recommendation
The Board recommends a vote “FOR” this proposal.

CORPORATE GOVERNANCE
Our business affairs are managed under the direction of our Board. Our Board has adopted a set of Corporate Governance Guidelines as a framework for the governance of the Company, which is posted on our website located at https://ir.spyre.com/corporate-governance under “Governance Documents.”
Our Governance Structure and Philosophy
Our governance practices reflect the environment in which we operate and are designed to support our mission to develop next-generation therapeutics for the treatment of inflammatory bowel disease. Spyre is a newly public, pre-revenue preclinical stage biotechnology company in an evolving industry, with a focus on developing our candidate pipeline through both business development and internal research efforts, and, like other companies in the biotechnology industry, face extreme stock price and volume fluctuations that are often unrelated or disproportionate to our operating performance. With these business environment considerations in mind, the Board believes our current governance structure enables the management team to act with deliberation and to focus on delivering long-term value to stockholders and protect minority investors from the interests of potentially short-sighted investors who may seek to act opportunistically and not in the best interests of the Company or stockholders generally. This structure includes the following elements:
•Classified board: our directors serve three-year terms, with approximately 1/3 of the Board (instead of the entire Board) elected at each annual meeting. This helps to provide stability and continuity, permitting directors to develop and share institutional knowledge and focus on the long term, and encourages stockholders to engage directly with the Board and management team regarding significant corporation transactions.
•Supermajority voting: the voting standard for most items is a majority of shares present, but 2/3 of the outstanding shares are needed to amend certain provisions of our Certificate of Incorporation and Bylaws and remove directors. This helps protect against a small group of stockholders acting to amend our governing documents or to remove directors for reasons that may not be in the best interests of all stockholders.
•Plurality voting for directors: our directors are elected by a plurality of votes cast (instead of a majority of votes cast), meaning the nominees with the most votes are elected. This helps avoid potential disruption to the Board and management team as a result of a “failed election.”
•Stockholders cannot call special meetings or act by written consent: stockholders can propose business at each annual meeting (in accordance with our advance notice bylaws and Rule 14a-8) but cannot call a stockholder vote in between annual meetings or act by written consent. This helps avoid unnecessary diversion of Board and management time (potentially at the request of a limited number of stockholders acting to further short-term special interests) from executing on our long-term strategy.
Recognizing that the Company’s operating environment continues to evolve and that governance practices should not be static as a matter of course, the Board annually evaluates our governance structure to confirm it remains in the best interests of the Company and stockholders and values input from our stockholders on this topic.
Board Composition
Director Nomination Process
The Nominating Committee is responsible for, among other things, engaging in succession planning for directors and identifying qualified individuals to become members of the Board to oversee management’s execution of the Company’s strategy and safeguard the long-term interests of stockholders. In this regard, the committee is charged with developing and recommending Board membership criteria to the Board for approval, evaluating the composition of the Board annually to assess the skills and experience that are currently represented on the Board and to assess the criteria that may be needed in the future, and identifying, reviewing the qualifications of and recommending potential director candidates.
In identifying potential candidates for Board membership, the Nominating Committee considers recommendations from directors, stockholders, management and others, including, from time to time, third-party search firms to assist it in locating qualified candidates. Once potential director candidates are identified, the committee, with the assistance of management, undertakes a vetting process that considers each candidate’s background, independence and fit with the

Board’s priorities. As part of this vetting process, the committee, as well as other members of the Board and the CEO, may conduct interviews with the candidates. If the committee determines that a potential candidate meets the needs of the Board and has the desired qualifications, it recommends the candidate to the full Board for appointment or nomination and to the stockholders for election at the annual meeting.
Criteria for Board Membership
In assessing potential candidates for Board membership and in assessing Board composition, the Nominating Committee considers a wide range of factors and generally seeks to balance the following skills, experiences and backgrounds on the Board:
•Leadership: experience serving in a leadership role of an organization, including driving strategy execution, organizational growth and managing human capital.
•Finance & Accounting: experience or expertise in finance, accounting, financial reporting processes and capital markets.
•Biotechnology Industry: experience and knowledge of the biotechnology industry, in particular regarding therapeutics for autoimmune and inflammatory diseases.
•Clinical Development: experience driving the development of therapeutics, including the design and management of clinical trials.
•Drug Approval Planning/Commercialization: experience driving the planning process for new drug approvals, including medical affairs, and managing commercialization operations for approved drug candidates, including product manufacturing, pricing, reimbursement, marketing and distribution.
•Corporate Governance: experience, whether currently or in the past, serving on other public company boards of directors.
•Operations & Administration: experience managing corporate operations, including in the areas of human resources, legal, regulatory, public relations and product quality.
•Portfolio Management: experience managing investments or driving business development, including collaborations, licensing transactions, M&A and joint ventures/partnerships.
•Science & Research: expertise or research experience in scientific disciplines related to biotechnology (e.g., biology, chemistry, medicine).
In addition to the above, the Nominating Committee generally believes it is important for all Board members to possess the highest personal and professional ethics, integrity and values, an inquisitive and objective perspective, a sense for priorities and balance, the ability and willingness to devote sufficient time and attention to Board matters, and a willingness to represent the long-term interests of all our stockholders.
Board Diversity
In addition to the factors discussed above, the Board and the Nominating Committee actively seek to achieve a diversity of occupational and personal backgrounds on the Board. The Nominating Committee considers a potential director candidate’s ability to contribute to the diversity of personal backgrounds on the Board, including with respect to gender, race, ethnic and national background, geography, age and sexual orientation. As part of the search process for each new director, the Nominating Committee actively seeks out women and minority candidates to include in the pool from which Board nominees are chosen.
The Nominating Committee assesses its effectiveness in balancing these considerations in connection with its annual evaluation of the composition of the Board. In this regard, our current Board of eight directors includes one director (12.5%) who self-identifies as female.

In accordance with Nasdaq’s board diversity listing standards, we are disclosing aggregated statistical information about our Board’s self-identified gender and racial characteristics and LGBTQ+ status as voluntarily confirmed to us by each of our directors.

Board Diversity Matrix (as of April )
Total number of directors - 8
Gender identity:	Female	Male	Non- Binary	Did Not Disclose Gender
Directors	1	7	0	0
Number of directors who identify in any of the categories below:
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	1	7	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0
Stockholder Recommendations for Directors
It is the Nominating Committee’s policy to consider written recommendations from stockholders for director candidates. The committee considers candidates recommended by our stockholders in the same manner as a candidate recommended by other sources. Any such recommendations should be submitted to the committee as described under “Stockholder Communications” and should include the same information required under our Bylaws for nominating a director, as described under “Stockholder Proposals and Director Nominations for Next Year’s Annual Meeting.”
Board Leadership Structure
Mr. Cox serves as our independent Chair of the Board while Dr. Turtle serves as our Chief Executive Officer. We do not have a policy regarding whether the roles of the Chair and the CEO should be separate or combined, and our Board believes that we should maintain our flexibility to select the Chair and CEO and determine the appropriate leadership structure, from time to time, based on criteria that are in our best interests and the best interests of our stockholders. Our Board periodically reviews its leadership structure to evaluate whether the structure remains appropriate for the Company. At any time when the Chair is not independent or there is not a Chair, the independent directors of the Board will designate an independent director to serve as lead independent director for a period of at least one year.
Currently, the roles of Chair and the CEO are separate, and the Chair is an independent director. The Board believes that this structure is appropriate for the Company as the independent Chair’s leadership of the Board and oversight of corporate governance matters enables our CEO to focus on leading the Company’s business and developing our drug candidate pipeline.
The independent directors have the opportunity to meet in executive sessions without management present at every regular Board meeting and at such other times as may be determined by the Chair. The purpose of these executive sessions is to encourage and enhance communication among the independent directors.
The Board believes that its programs for overseeing risk, as described under “Board Risk Oversight,” would be effective under a variety of leadership frameworks. Accordingly, the Board’s risk oversight function did not significantly impact its selection of the current leadership structure.

Director Independence
Our Board determines the independence of our directors by applying the applicable rules, regulations and listing standards of Nasdaq Stock Market (“Nasdaq”). These provide that a director is independent only if the Board affirmatively determines that the director does not have a relationship with us which, in the opinion of the Board, would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director. They also specify various relationships that preclude a determination of director independence. Such relationships may include employment, commercial, accounting, family and other business, professional and personal relationships.
Applying these standards, our Board reviews the independence of our directors, taking into account all relevant facts and circumstances. After considering the foregoing factors, our Board has determined that the following members of our Board are currently independent: Dr. Henderson, Ms. Stelzer and Messrs. Cox, Albers, Harwin and Kiselak. Dr. Turtle is not independent as he is our CEO, and Mr. McKenna is not independent due to his consulting arrangement with the Company. In addition, Dr. Ivana Magovcevic-Liebisch, Ms. Alison Lawton and Mr. Hunter Smith were independent during the period they each served on the Board.
All members of our Audit Committee, Compensation Committee and Nominating Committee must be independent directors under the applicable rules, regulations and listing standards of Nasdaq. Members of the Audit Committee and Compensation Committee also must satisfy the independence criteria set forth in Rule 10A-3 and Rule 10C, respectively, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Board has determined that all members of our Audit Committee, Compensation Committee and Nominating Committee are independent and satisfy the relevant independence requirements for such committees.
Board Committees
Our Board has a separately designated Audit Committee, Compensation Committee and Nominating Committee, each of which has the composition and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by our Board. Each of these committees is empowered to retain outside advisors as it deems appropriate, regularly reports its activities to the full Board and has a written charter, which is posted on our website located at https://ir.spyre.com/corporate-governance under “Governance Documents.”

Name	Audit Committee	Compensation Committee	Nominating Committee
Jeffrey W. Albers	X	X
Russell J. Cox		Chair	Chair
Peter Harwin			X
Michael Henderson	X	X
Tomas Kiselak		X
Mark McKenna
Laurie Stelzer	Chair		X
Cameron Turtle
# of Meetings in 2023(1)	2	4	1
(1)Following the Merger Closing through the end of 2023
Audit Committee. The primary responsibilities of our Audit Committee are to oversee the accounting and financial reporting processes of the Company, including the audits of the Company’s financial statements, the integrity of the financial statements and the annual review of the performance, qualifications and independence of the outside auditor. This includes reviewing the financial information provided to stockholders and others and the adequacy and effectiveness of the Company’s internal controls. The committee also makes recommendations to the Board as to whether financial statements should be included in the Company’s Annual Report on Form 10-K.
Ms. Stelzer qualifies as an “audit committee financial expert,” as that term is defined in the rules and regulations established by the SEC, and all members of the Audit Committee are “financially literate” under Nasdaq listing rules.
Compensation Committee. The primary responsibilities of our Compensation Committee are to periodically review and approve the compensation and other benefits for our executive officers and directors. This includes reviewing and approving corporate goals and objectives relevant to the compensation of our CEO, evaluating the performance of our CEO in light of the goals and objectives and setting or recommending to the Board the CEO’s compensation based on the committee’s evaluation. The committee also oversees the evaluation of other executive officers and sets or recommends to the Board the compensation of such executive officers based upon the recommendation of the CEO, administers and makes recommendations to the Board regarding equity incentive plans that are subject to the Board’s approval and approves the grant of equity awards under the plans and oversees our strategies and policies related to human capital management, including with respect to matters such as diversity and inclusion, workplace environment and culture, and talent development and retention.
The Compensation Committee may delegate its duties and responsibilities to one or more subcommittees. The committee may also delegate authority to review and approve the compensation of our employees to certain of our executive officers. Even where the committee does not delegate authority, our executive officers will typically make recommendations to the committee regarding compensation to be paid to our employees and the size of equity awards under our equity incentive plans but will not be present during voting or deliberations on their own compensation. The committee has the authority to engage outside advisors, such as compensation consultants, to assist it in carrying out its responsibilities. The committee engaged Compensia, Inc. (“Compensia”) and Alpine Rewards, LLC in 2023 (“Alpine”) to provide advice regarding the amount and form of executive and director compensation.
Nominating Committee. The primary responsibilities of our Nominating Committee are to engage in succession planning for the Board, identify individuals qualified to become members of the Board, recommend director candidates to the Board, including for election or reelection to the Board at each annual stockholders’ meeting, and perform a leadership role in shaping the Company’s corporate governance. In addition, the committee is responsible for developing and recommending to the Board criteria for identifying and evaluating qualified director candidates and developing and recommending to the Board a set of corporate governance principles. The committee is also responsible for making recommendations to the Board concerning the size, structure, composition and functioning of the Board and its committees and oversees sustainability maters relevant to the Company’s business, including Company policies, activities and opportunities.
Board Risk Oversight
We believe that risk management is an important part of establishing and executing on the Company’s business strategy. Our Board, as a whole and at the committee level, focuses its oversight on the most significant risks facing the Company and on the Company’s processes to identify, prioritize, assess, manage and mitigate those risks. The committees oversee specific risks within their purview, as follows:
•The Audit Committee has overall responsibility for overseeing the Company’s practices with respect to risk assessment and management. Additionally, the committee is responsible for overseeing management of risks related to our financial statements and financial reporting process, compliance and information technology and cybersecurity.
•The Compensation Committee is responsible for overseeing management of risks related to our compensation policies and programs and human capital management practices.
•The Nominating Committee is responsible for overseeing management of risks related to director succession planning, corporate governance practices and sustainability practices.
Our Board and its committees receive regular reports from members of the Company’s senior management on areas of material risk to the Company, including strategic, operational, financial, legal and regulatory risks. While our Board has an oversight role, management is principally tasked with direct responsibility for assessing and managing risks, including implementing processes and controls to mitigate their effects on the Company.
Other Corporate Governance Practices and Policies
Director Attendance
The Board met 6 times from and after the Merger Closing. Following the Merger Closing through the end of 2023, each member of the Board attended at least 75% of the aggregate number of meetings of the Board and the committees on which he or she served during the period in which he or she was on the Board or committee.

Directors are encouraged to attend the annual meeting of stockholders. Our 2024 Annual Meeting of Stockholders will be Spyre's first annual meeting of stockholders as a newly public company following the completion of the Merger.
Stockholder Communications
Stockholders and other interested parties may communicate with our Board or a particular director by sending a letter addressed to the Board or a particular director to our Corporate Secretary at the address set forth on the first page of this Proxy Statement. These communications will be compiled and reviewed by our Corporate Secretary, who will determine whether the communication is appropriate for presentation to the Board or the particular director. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications).
To enable the Company to speak with a single voice, as a general matter, senior management serves as the primary spokesperson for the Company and is responsible for communicating with various constituencies, including stockholders, on behalf of the Company. Directors may participate in discussions with stockholders and other constituencies on issues where Board-level involvement is appropriate. In addition, the Board oversees the Company’s stockholder engagement efforts.
Code of Business Conduct and Ethics
Our Board has adopted a Code of Business Conduct and Ethics that establishes the standards of ethical conduct applicable to all our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer, or persons performing similar functions. It addresses, among other matters, compliance with laws and policies, conflicts of interest, corporate opportunities, regulatory reporting, external communications, confidentiality requirements, insider trading, proper use of assets and how to report compliance concerns. A copy of the code is available on our website located at https://ir.spyre.com/corporate-governance under “Governance Documents.” We intend to disclose any amendments to the code, or any waivers of its requirements, on our website to the extent required by applicable rules. Our Board is responsible for applying and interpreting the code in situations where questions are presented to it.
Clawback Policy
In October 2023, we adopted a Compensation Recoupment (Clawback) Policy, which is intended to comply with the requirements of Nasdaq Listing Standard 5608 implementing Rule 10D-1 under the Exchange Act. In the event the Company is required to prepare an accounting restatement of the Company’s financial statements due to material non-compliance with any financial reporting requirement under the federal securities laws, the Company will recover, on a reasonably prompt basis, the excess incentive-based compensation received by any covered executive during the prior three fiscal years that exceeds the amount that the executive otherwise would have received had the incentive-based compensation been determined based on the restated financial statements.
Anti-Hedging Policy
We have a policy that prohibits our directors, officers, employees and consultants from engaging in (a) short-term trading; (b) short sales; (c) transactions involving publicly traded options or other derivatives, such as trading in puts or calls with respect to Company securities; and (d) hedging transactions.
Compensation Committee Interlocks
None of the members of our Compensation Committee has at any time during the prior three years been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Director Compensation
The following table provides information for the year ended December 31, 2023 regarding all compensation awarded to, earned by or paid to each person who served as a non-employee director for some portion of 2023. Employees who served on our Board during 2023 did not receive additional compensation for such service.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Jeffrey W. Albers(2)	6,250	427,315	433,565
Russell J. Cox	112,500	633,508	746,008
Peter Harwin(3)	27,773	633,508	661,281
Michael Henderson(3)	27,276	633,508	660,784
Tomas Kiselak(3)	24,924	633,508	658,432
V. Bryan Lawlis, Ph.D.(3)	36,264	―	36,264
Alison Lawton	62,500	633,508	696,008
Ivana Magovčević-Liebisch, Ph.D.(4)	62,690	633,508	696,198
Armen Shanafelt, Ph.D.(3)	32,637	―	32,637
Hunter C. Smith(4)	78,478	633,508	711,986
Marcio Souza(3)	38,077	―	38,077
Laurie Stelzer(2)	7,065	427,315	434,380
(1)The amounts reported in this column represent the aggregate grant date fair value of the awards granted to our non-employee directors during the year ended December 31, 2023, as computed in accordance with Accounting Standards Codification Topic 718 (“ASC 718”). The assumptions used in calculating the grant date fair value of the awards reported in the Option Awards column are set forth in Note 15 to our consolidated financial statements included in our annual report on Form 10-K for fiscal 2023. Note that the amounts reported in this column reflect the aggregate accounting cost for these awards, and do not necessarily correspond to the actual economic value that may be received by the non-employee directors from the awards. As of December 31, 2023, our non-employee directors held the following number of outstanding stock options: (i) Mr. Albers, 50,000; (ii) Mr. Cox, 86,228; (iii) Mr. Harwin, 78,000; (iv) Dr. Henderson, 78,000; (v) Mr. Kiselak, 78,000; (vi) Dr. Lawlis, 0; (vii) Ms. Lawton, 83,208; (viii) Dr. Magovčević-Liebisch, 84,412; (ix) Dr. Shanafelt, 0; (x), Mr. Smith. 73,620; (xi) Mr. Souza, 0; and (xii) Ms. Stelzer, 50,000.
(2)Mr. Albers and Ms. Stelzer were appointed to our Board effective as of November 22, 2023.
(3)In connection with the Merger, effective as of June 22, 2023, Drs. Lawlis and Shanafelt and Mr. Souza resigned from our Board and Messrs. Harwin and Kiselak and Dr. Henderson were appointed to our Board.
(4)Dr. Magovčević-Liebisch and Mr. Smith resigned from our Board effective as of November 22, 2023.

Non-Employee Director Compensation Arrangements
Each of our non-employee directors receives compensation pursuant to the non-employee director cash and equity compensation program adopted by our Board. This program provides for the following annual cash retainers:

Annual Cash Retainer	$40,000
Annual Board Chair Retainer	$35,000
Audit Committee Retainers:
Chair	$20,000
Non-Chair Member	$10,000
Compensation Committee Retainers:
Chair	$15,000
Non-Chair Member	$7,500
Nominating and Corporate Governance Committee Retainers:
Chair	$10,000
Non-Chair Member	$5,000
In addition, each non-employee director who initially joins our Board receives an initial grant of stock options to purchase 40,000 shares of our common stock; however, Messrs. Harwin and Kiselak and Dr. Henderson did not receive an initial grant as a result of their appointments in connection with the Merger. The initial stock option grants vest in equal monthly installments over three years.
In connection with the Merger, and in lieu of annual equity grants, each non-employee director serving immediately following the Merger (including Messrs. Harwin, Henderson and Kiselak) received a grant of stock options to purchase 78,000 shares of our common stock (as adjusted for our reverse stock split) in June 2023, which stock options vest in equal monthly installments over one year or, if earlier, upon the date of the Annual Meeting.
Each non-employee director who is serving as of the date of the Annual Meeting will receive a grant of stock options to purchase 20,000 shares of our common stock. Annual stock option grants vest in equal monthly installments over one year or, if earlier, upon the next Annual Meeting of Stockholders.
In addition, all non-employee directors are reimbursed their reasonable travel expenses incurred in attending board and committee meetings.

EXECUTIVE OFFICERS
Biographical and other information regarding our executive officers, who are appointed by the Board and serve at the Board’s discretion, is set forth below. There are no family relationships among any of our directors or executive officers.

Name	Age (as of April )	Position
Cameron Turtle(1)	34	Chief Executive Officer and Director
Scott Burrows	47	Chief Financial Officer
Heidy King-Jones	41	Chief Legal Officer and Corporate Secretary
(1)For Dr. Turtle’s biographical information, see “Information Regarding Director Nominees and Continuing Directors ” above.
Scott Burrows. Mr. Burrows joined as our Chief Financial Officer in September 2023. Mr. Burrows most recently served as the Chief Financial Officer of Arcutis Biotherapeutics, Inc. (Nasdaq: ARQT), a biopharmaceutical company, from 2021 to 2023 and as Vice President Finance from 2019 to 2021, where he helped lead Arcutis through a successful initial public offering, several further equity and debt financings, and the transition to a fully integrated commercial-stage company. Prior to Arcutis, Mr. Burrows was the head of international investor relations for Shire, plc, a biotechnology company that was acquired by Takeda Pharmaceutical Company Limited in 2019, from 2018 to 2019. Earlier in his career, he spent 15 years at Amgen, Inc. in roles of increasing responsibility across financial planning and analysis, treasury and investor relations. Mr. Burrows has also served as a director of Foodshare of Ventura County, a non-profit organization. Mr. Burrows began his career at Arthur Andersen as a consultant. He earned his B.A. and M.B.A. from the University of California, Los Angeles, and is a licensed C.P.A. (inactive).
Heidy King-Jones. Ms. King-Jones joined as our Chief Legal Officer and Corporate Secretary in September 2023. Ms. King-Jones most recently served as the Chief Legal Officer and Corporate Secretary at Provention Bio, Inc., a biopharmaceutical company, from 2020 to 2023, including through various financings, the approval of Tzield®, the company’s successful transition from clinical-stage to commercial-stage as well as its acquisition by Sanofi in April 2023. Prior to her leadership role at Provention Bio, she was a Senior Vice President, General Counsel and Corporate Secretary at Axcella Health Inc., a biotechnology company, from 2019 to 2020 and as Vice President, Legal and Corporate Secretary from 2018 to 2019, where she was responsible for Axcella’s corporate legal function and strategy. From 2013 to 2018, she held positions of increasing responsibility in the legal department at Sarepta Therapeutics, Inc., including overseeing all Corporate Law matters as Senior Director, Corporate Law. While at Sarepta, she served as a member of the company’s commercial readiness working group and was responsible for the development of the compliance program, contract and other legal work for the launch of its first product, Exondys 51®. Ms. King-Jones began her legal career in the Securities & Public Companies Practice Group at Ropes & Gray LLP, where she represented private and publicly traded companies in the pharmaceutical, utility and technology industries. She holds a J.D. and LL.M in International and Comparative Law from Cornell Law School, and a B.A. from Dartmouth College.

EXECUTIVE COMPENSATION
Overview
This section provides an overview of the material components of our executive compensation program each for our Chief Executive Officer, other individuals who served as a principal executive officer during any part of 2023, and each of our two other most highly compensated executive officers (collectively, our “named executive officers” or “NEOs”) during 2023. The compensation provided to our named executive officers for 2023 is set forth in detail in the “Summary Compensation Table” and other tables that follow in this section, as well as the accompanying footnotes and narratives relating to those tables.
Our named executive officers for 2023 were:

Name	Title
Cameron Turtle	Chief Executive Officer(1)
Scott Burrows	Chief Financial Officer(2)
Heidy King-Jones	Chief Legal Officer and Corporate Secretary(3)
Jeffrey M. Goldberg	Former President and Chief Executive Officer(4)
Jonathan Alspaugh	Former Chief Financial Officer(4)
(1)In connection with the Merger, Dr. Turtle was appointed Chief Operating Officer of the Company effective June 22, 2023. On November 22, 2023, Dr. Turtle was promoted to Chief Executive Officer of the Company.
(2)Mr. Burrows was appointed Chief Financial Officer of the Company effective September 1, 2023.
(3)Ms. King-Jones was appointed Chief Legal Officer and Corporate Secretary effective September 1, 2023.
(4)Mr. Goldberg’s employment with the Company as President and Chief Executive Officer was terminated effective May 16, 2023, and he was succeeded by Mr. Alspaugh as the principal executive officer. Mr. Alspaugh’s employment with the Company was terminated effective August 31, 2023.
A Year of Transition
2023 was a year of transition for the Company as we completed the Merger, shifted our drug candidate pipeline to focus on antibody therapeutics for the treatment of inflammatory bowel disease ("IBD"), and transformed our management team. The executive compensation described in this section reflects compensatory decisions necessary to retain the management team through the completion of the Merger and to engage a new leadership team that is critical to lead the advancement of the Company’s pipeline of IBD antibody product candidates and improve the standard of care for the treatment of IBD.

Summary Compensation Table
The following table provides information regarding all plan and non-plan compensation awarded to, earned by or paid to each of our named executive officers for the years ended December 31, 2023 and 2022.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(4)	Total ($)
Cameron Turtle	2023	272,850	141,000	—	15,500,492	—	5,203	15,919,545
Chief Executive Officer
Scott Burrows	2023	154,589	175,700	2,452,096	4,767,637	—	1,517	7,551,539
Chief Financial Officer
Heidy King-Jones	2023	168,724	62,700	—	6,356,857	—	—	6,588,281
Chief Legal Officer and Corporate Secretary
Jeffrey M. Goldberg	2023	248,471	—	—	—	—	581,736	830,207
Former President and Chief Executive Officer	2022	54,616	—	—	1,774,952	—	2,917	1,832,485
Jonathan Alspaugh	2023	329,767	735,647	—	7,059,923	—	234,692	8,360,029
Former Chief Financial Officer	2022	425,001	—	—	443,285	130,560	12,994	1,011,840
(1)For 2023, the amounts reported in this column include: (i) discretionary annual bonuses of $141,000 for Mr. Turtle, $60,700 for Mr. Burrows, and $62,700 for Ms. King-Jones; (ii) a sign-on bonus for Mr. Burrows in connection with the commencement of his employment with the Company during 2023 of $115,000; (iii) retention bonuses totaling $168,247 for Mr. Alspaugh in accordance with his June 21, 2023 incentive agreement, as described in more detail under “Narrative Disclosure to Summary Compensation Table—Transaction and Retention Bonuses” below; and (iv) transaction success bonuses totaling $567,400 for Mr. Alspaugh, as described in more detail under “Narrative Disclosure to Summary Compensation Table—Transaction and Retention Bonuses” below.
(2)Amounts reported in this column represent the aggregate grant date fair value of restricted stock units (“RSUs”) granted to our NEOs, as computed in accordance with ASC 718 based on the closing price of our common stock on the applicable date of grant.
(3)Amounts reported in this column represent the aggregate grant date fair value of stock options granted to our NEOs, as computed in accordance with ASC 718. See Note 10 to our consolidated financial statements in our annual report on Form 10-K for fiscal 2023 for more information regarding the assumptions used in calculating the grant date fair value of stock options.
(4)Amounts reported in this column for 2023 include: (i) matching contributions under our 401(k) plan made during 2023 of $5,203 to Mr. Turtle, $1,517 to Mr. Burrows, $5,092 to Mr. Goldberg, and $13,200 to Mr. Alspaugh, (ii) severance payments and benefits totaling $563,384 for Mr. Goldberg and $211,617 for Mr. Alspaugh as described in more detail under “Narrative Disclosure to Summary Compensation Table—Separation Agreements” below; (iii) consulting fees of $9,875 paid to Mr. Alspaugh during 2023 as described in more detail under “Narrative Disclosure to Summary Compensation Table—Separation Agreements” below; and (iv) housing allowances and home office expense reimbursements for Mr. Goldberg.
Narrative Disclosure to Summary Compensation Table
In October 2023, our Compensation Committee adopted a compensation philosophy to frame future compensation decisions for the Company. Under this philosophy, compensation positioning is used to attract and retain key employees for the Company’s continued success and growth. While market data is helpful to the Compensation Committee in setting compensation framework and guiding decisions, other factors such as general market practices, Company strategy, tenure, performance and criticality are also considered. The compensation philosophy serves as the foundation to reinforce the Company’s business strategy and desired culture, while balancing internal and external alignment.
Peer Group
In October 2023, our Compensation Committee, in consultation with Alpine, its independent compensation consultant, established a peer group that focuses on U.S.-based, pre-clinical or early clinical biopharma companies (with priority places on companies with a similar therapeutic focus) with a market capitalization ranging from $250 million to $2 billion and less than 100 employees. The peer group, which was used in making compensation decisions in connection with Dr. Turtle’s promotion to Chief Executive Officer and in establishing executive compensation for 2024, includes the following companies:

ACELYRIN, Inc.	Arcellx, Inc.	Kymera Therapeutics, Inc.
Aclaris Therapeutics, Inc.	Astria Therapeutics, Inc.	Morphic Holding, Inc.
Allakos Inc.	Cabaletta Bio, Inc.	Pliant Therapeutics, Inc.
Alpine Immune Sciences, Inc.	Celldex Therapeutics, Inc.	RAPT Therapeutics, Inc.
AnaptysBio, Inc.	IGM Biosciences, Inc.	Ventyx Biosciences, Inc.
Apogee Therapeutics, Inc.	Janux Therapeutics, Inc.	Vera Therapeutics, Inc.
Elements of Compensation
Base Salary
Each NEO’s base salary is a fixed annual amount that is intended to compensate the NEO for performing specific job responsibilities and is based on the NEO’s level of experience and requisite skills. Our Compensation Committee annually evaluates and approves (or recommends to the Board for approval for our Chief Executive Officer) each NEO’s base salary. The base salaries for the NEOs hired during 2023 were established in connection with their appointments, and Dr. Turtle’s base salary was subsequently adjusted in connection with his promotion. The table below sets forth the base salary as of December 31, 2023 for each NEO that was employed with us at such time:

Named Executive Officer	Base Salary as of 12/31/2023
Cameron Turtle	$625,000
Scott Burrows	$455,000
Heidy King-Jones	$470,000
Annual Bonus Program
In light of the strategic process and the Merger, our Compensation Committee and the Board determined not to utilize an annual bonus program for 2023. Instead, our Compensation Committee determined that each NEO who was employed as of the payment date would receive an annual bonus for 2023 equal to their target bonus, pro-rated for any partial years of service. Mr. Turtle’s target annual bonus was 55% of base salary following his promotion to Chief Executive officer, and the target annual bonuses for Mr. Burrows and Ms. King-Jones were 40% of base salary.
Long-Term Incentive Compensation
In connection with his appointment as Chief Operating Officer of the Company, on June 22, 2023, Dr. Turtle received an initial grant of stock options to purchase 1,891,887 shares of our common stock (as adjusted for our reverse stock split), which vest in equal monthly installments through the fourth anniversary of the grant date. As a result of his promotion to Chief Executive Officer, on November 22, 2023, Dr. Turtle received an additional grant of stock options to purchase 374,000 shares of our common stock, which vest as to 25% on the first anniversary of the grant date and in equal monthly installments thereafter through the fourth anniversary of the grant date.
In connection with his appointment as Chief Financial Officer of the Company, (i) on September 1, 2023, Mr. Burrows received an initial grant of stock options to purchase 404,857 shares of our common stock (as adjusted for our reverse stock split), which vest as to 25% on the first anniversary of the grant date and in equal monthly installments thereafter through the fourth anniversary of the grant date, and (ii) on December 22, 2023, Mr. Burrows received an initial grant of 134,953 restricted stock units (“RSUs”), which vest in equal annual installments through the fourth anniversary of the grant date.
In connection with her appointment as Chief Legal Officer of the Company, on September 1, 2023, Ms. King-Jones received an initial grant of stock options to purchase 539,810 shares of our common stock (as adjusted for our reverse stock split), which vest as to 25% on the first anniversary of the grant date and in equal monthly installments thereafter through the fourth anniversary of the grant date.
As part of the Company’s annual grants, Mr. Alspaugh received a grant of stock options to purchase 15,999 shares of our common stock (as adjusted for our reverse stock split), which vest in equal monthly installments through the fourth anniversary of the grant date. In connection with the Merger, on June 22, 2023, Mr. Alspaugh receive a grant of stock options to purchase 791,518 shares of our common stock (as adjusted for our reverse stock split), which vest in equal monthly installments through the fourth anniversary of the grant date.
Transaction and Retention Bonuses
Prior to the Merger, the Company entered into an incentive agreement with Mr. Alspaugh that provided for (i) a retention bonus equal to Mr. Alspaugh’s annual salary pro-rated for the period of time between April 15, 2023 and the earlier of October 25, 2023 or a termination of employment by the Company without cause and (ii) a transaction bonus equal to (A) 0.5% of the equity value of the Company in a transaction if the equity value is greater than or equal to $15 million but less than $20 million or (B) 1.0% of the equity value of the Company in a transaction if the equity value is greater than or equal to $20 million. In accordance with the incentive agreement, in connection with the Merger, Mr. Alspaugh received a transaction bonus of $274,400, and in connection with his separation, he received a pro-rated retention bonus of $168,247.
In August 2023, our Compensation Committee approved a bonus to Mr. Alspaugh of $293,000 in recognition of the successful consummation of the transaction to sell assets relating to pegzilarginase to Immedica.
Offer Letters
In connection with their appointments (and, for Dr. Turtle, his promotion to Chief Executive Officer), we entered into offer letters with each of Dr. Turtle, Mr. Burrows and Ms. King-Jones (collectively, the “Offer Letters”). The Offer Letters provide for an initial base salary, target bonus opportunity and stock option grant. Under the Offer Letters, the NEOs are eligible for certain payments or benefits upon certain terminations of employment, as described under “Additional Narrative Disclosure—Potential Payments Upon Termination of Change in Control” below. Mr. Burrow’s Offer Letter also provides for a sign-on bonus of $115,000, which is subject to repayment in the event of a termination for cause or resignation without good reason prior to September 1, 2024.
Each of Dr. Turtle, Mr. Burrows and Ms. King-Jones is also party to our standard employee invention assignment, confidentiality and non-competition agreement, which, among other things, provides standard protections regarding our ownership of intellectual property, the confidentiality of our proprietary information, non-competition and non-solicitation.
Separation Agreements
Jeffrey M. Goldberg
In connection with his termination in May 2023, Mr. Goldberg entered into a separation agreement that provided for the following severance benefits in consideration for a release of claims: (i) $600,000, reflecting 12 months of base salary; (ii) $300,000, reflecting 100% of his annual target bonus; (iii) $15,801, reflecting the estimated amount of his premiums under COBRA for 12 months; (iv) $50,000 as an additional severance payment; and (v) accelerated vesting of 667,756 stock options, representing the stock options that would have vested within the 12-month period following the termination date, which had a value of $1,636,002 on the date of termination.

Jonathan Alspaugh
In connection with his termination in August 2023, Mr. Alspaugh entered into a separation and consulting agreement and general release of claims (the “Separation Agreement”) that provided for the following severance benefits in consideration for a release of claims: (i) aggregate severance payments of $623,000 payable in installments over 12 months; (ii) $15,801, reflecting the estimated amount of fully subsidized COBRA coverage for up to 12 months; (iii) a retention bonus of $168,247; (iv) accelerated vesting of all stock options that were scheduled to vest during the 12-month period following the last day of the consulting period described below; (v) extension of the post-termination exercise period of outstanding stock options to six months; and (vi) the opportunity to earn potential transaction bonuses in the event the Company consummates any sale, licensing, disposition or monetization transaction relating to pegtarviliase or any of the Company’s legacy development-stage assets prior to June 23, 2024, which had not become earned as of December 31, 2023.
The Separation Agreement also provides that Mr. Alspaugh will provide consulting services to the Company through February 29, 2024 (which consulting period may be extended by mutual agreement of the parties or may be earlier terminated by Mr. Alspaugh, by the Company for cause or as a result of Mr. Alspaugh’s death or disability). During the consulting period, Mr. Alspaugh will receive a consulting fee of $500 per hour and will continue to vest in any outstanding stock options.
Outstanding Equity Awards at December 31, 2023
The following table presents information regarding outstanding stock options, RSUs and restricted stock held by each named executive officers as of December 31, 2023. The equity awards reflected below give effect to our 1-for-25 reverse stock split on September 8, 2023.

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Cameron Turtle	6/22/2023	236,485	1,655,402(2)	$7.50	6/22/2033
	11/22/2023	―	374,000(3)	$10.39	11/22/2033
	(4)					508,073(5)	10,933,731
Scott Burrows	9/1/2023	―	404,857(3)	$14.50	9/1/2033
	12/22/2023					134,953(6)	2,904,189
Heidy King-Jones	9/1/2023	―	539,810(3)	$14.50	9/1/2033
Jeffrey M. Goldberg	―	―	―	―	―	―	―
Jonathan Alspaugh	7/6/2021	3,866	2,534(2)	$175.75	7/5/2031
	2/17/2022	3,114	3,685(2)	$79.25	2/16/2032
	8/23/2022	1,732	3,467(2)	$17.00	8/22/2032
	2/23/2023	3,334	12,665(2)	$11.00	2/22/2033
	11/21/2023	98,939	692,579(2)	$7.50	6/22/2033
(1)The market value was determined by multiplying the number of shares by $21.52, the closing price of our common stock as reported on the Nasdaq Global Market on December 29, 2023, the last trading day of 2023.
(2)These stock options vest in equal monthly installments through the fourth anniversary of the grant date, subject to the NEO’s continued service.
(3)These stock options vest as to 25% on the first anniversary of the grant date and in equal monthly installments thereafter through the fourth anniversary of the grant date, subject to the NEO’s continued service.
(4)In connection with the Merger, outstanding shares of restricted common stock of Pre-Merger Spyre were assumed by the Company and converted into restricted common stock and restricted Series A Preferred Stock, which was subsequently converted to restricted and unrestricted common stock on November 24, 2023.

(5)These shares of restricted common stock vest in equal monthly installments through November 22, 2026, subject to the NEO’s continued service.
(6)These RSUs vest in equal annual installments through the fourth anniversary of the grant date, subject to the NEO’s continued service.
Additional Narrative Disclosure
Retirement Benefits
We maintain a tax-qualified 401(k) defined contribution plan that provides eligible U.S. employees, including our NEOs, with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees may make voluntary contributions from their eligible pay, up to certain applicable annual limits set by the Internal Revenue Code of 1986, as amended. We provide matching contributions equal to 100% of the first 3% of eligible compensation contributed by each employee, and 50% of the next 2% of eligible compensation contributed by each employee. All company matching contributions are immediately and fully vested. We do not maintain, and have not historically maintained, any non-qualified deferred compensation or defined benefit pension plan.
Potential Payments Upon Termination or Change in Control
Pursuant to the terms of the Offer Letters, in the event each NEO that is a current executive officer is terminated by the Company without “cause” or as a result of a resignation for “good reason” (collectively, an “Involuntary Termination”), such NEO will, subject to the execution of a release in favor of the Company, receive: (i) severance payments equal to 12 months of base salary and any earned but unpaid annual bonus for the preceding year; (ii) up to 12 months of partially subsidized COBRA coverage; and (iii) accelerated vesting of any time-based equity awards scheduled to vest in the 12 months following such termination. However, if the Involuntary Termination is within three months before or 12 months after a change in control of the Company, the NEO will instead receive: (A) severance payments equal to 18 months of base salary, any earned but unpaid annual bonus for the preceding year, and the target annual bonus for the year of termination; (B) up to 18 months of fully subsidized COBRA continuation coverage; and (C) full acceleration of all equity awards (with performance-based awards determined in accordance with the terms of the applicable award agreement or, if not specified in such award agreement, based on the greater of target or, if determinable, actual performance).
As used in the Offer Letters:
•“Cause” generally means (i) the NEO’s dishonest statements or acts with respect to the Company or any affiliate of the Company, or any current or prospective customers, suppliers, vendors or other third parties with which such entity does business that results in or is reasonably anticipated to result in material harm to the Company; (ii) the NEO’s conviction or plea of no contest to a felony or misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) the NEO’s failure to perform his or her duties or responsibilities, subject to a 30-day cure period; (iv) the NEO’s gross negligence, willful misconduct that results in or is reasonably anticipated to result in material harm to the Company; or (v) the NEO’s violation of any material provision of any agreement with the Company or any written Company policies.
•“Good Reason” generally means (i) a material diminution in the NEO’s base salary or target bonus (excluding across-the-board reductions of less than 10%); (ii) a material geographic relocation or requirement to change the NEO’s remote work location; (iii) a material reduction in the NEO’s duties, authority or responsibilities; (iv) the failure of the Company to obtain the assumption of the Offer Letter by a successor; or (v) the material breach of any agreement between the NEO and the Company, in each case, subject to standard notice and cure periods.
Pay Versus Performance
Our Compensation Committee approves and administers our executive compensation program to align executive compensation with stockholder interests by linking pay to performance. Our overall compensation program includes a mix of short-term and long-term components through our annual incentive plan and equity awards. As required by Item 402(v) of Regulation S-K, we are providing the following information about the relationship between the compensation actually paid to our named executive officers and certain aspects of our financial performance. We are a smaller reporting company pursuant to Rule 405 of the Securities Act and, as such, are only required to include information for the past three fiscal years in the table below.

Pay-Versus-Performance Table

Year	Summary Compensation Table Total for Dr. Quinn ($)(1)	Summary Compensation Table Total for Mr. Kastenmayer ($)(1)	Summary Compensation Table Total for Mr. Goldberg ($)(1)	Summary Compensation Table Total for Mr. Alspaugh ($)(1)	Summary Compensation Table Total for Dr. Turtle ($)(1)	Compensation Actually Paid to Dr. Quinn ($)(2)	Compensation Actually Paid to Mr. Kastenmayer ($)(2)	Compensation Actually Paid to Mr. Goldberg ($)(2)	Compensation Actually Paid to Mr. Alspaugh ($)(2)	Compensation Actually Paid to Dr. Turtle ($)(2)
2023	N/A	N/A	$830,207	$8,360,029	$15,919,545	N/A	N/A	$122,206	$13,594,354	$35,296,939
2022	$2,392,254	$865,785	$1,832,485	N/A(7)	N/A	$431,085	$318,380	$564,676	N/A(7)	N/A
2021	$2,623,186	N/A	N/A	N/A(7)	N/A	$361,504	N/A	N/A	N/A(7)	N/A

Year	Summary Compensation Table Total for Non-PEO NEOs ($)(3)	Average Compensation Actually Paid to Non-PEO NEOs ($)(4)	Total Stockholder Return Based on Initial Fixed $100 Investment ($)(5)	Net Income (in thousands) ($)(6)
2023	$7,069,877	$9,563,596	$11	$(338,790)
2022	$2,392,254	$865,785	$6	$(83,815)
2021	$2,623,186	N/A	$62	$(65,801)
(1)During years 2021, 2022 and 2023, the following individuals served as “principal executive officer” during the time periods set forth below:

Name	Dates as PEO During Years 2021 through 2023
Dr. Anthony Quinn	January 1, 2021 through August 23, 2022
Jim Kastenmayer	August 23, 2022 through November 29, 2022
Jeffrey M. Goldberg	November 29, 2022 through May 16, 2023
Jonathan Alspaugh	May 16, 2023 through August 31, 2023
Cameron Turtle	November 22, 2023 through December 31, 2023
The dollar amounts reported in these columns represent the amount of total compensation reported for each of Dr. Quinn and Messrs. Kastenmayer, Goldberg, Alspaugh and Turtle (collectively, our “PEOs”) for each covered fiscal year in the “Total” column of the Summary Compensation Table for each applicable year. Please refer to “Executive Compensation—Summary Compensation Table” above.
(2)The dollar amounts reported in these columns represent the amount of “compensation actually paid” to our PEOs, as computed in accordance with Item 402(v) of Regulation S-K, for each covered fiscal year. In accordance with these rules, these amounts reflect total compensation as set forth in the Summary Compensation Table for each year, adjusted as shown below for 2023. Equity values are calculated in accordance with FASB ASC Topic 718, and the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.

The dollar amounts do not reflect the actual amount of compensation earned or received by or paid to the PEOs during the applicable fiscal year.

	Mr. Goldberg 2023	Mr. Alspaugh 2023	Dr. Turtle 2023
Summary Compensation Table Total	$830,207	$8,360,029	$15,919,545
Less, value of “Stock Awards” and “Option Awards” reported in Summary Compensation Table	$—	$(7,059,923)	$(15,500,492)
Plus, year-end fair value of outstanding and unvested equity awards granted in the year	$—	$11,284,663	$32,491,179
Plus, fair value as of vesting date of equity awards granted and vested in the year	$—	$941,808	$2,386,681
Plus (less), year over year change in fair value of outstanding and unvested equity awards granted in prior years	$—	$70,580	$—
Plus (less), change in fair value from last day of prior fiscal year to vesting date for equity awards granted in prior years that vested in the year	$—	$(2,802)	$—
Less, prior year-end fair value for any equity awards forfeited in the year	$(708,001)	$—	$—
Compensation Actually Paid to PEOs	$122,206	$13,594,354	$35,296,939
(3)The dollar amounts reported in this column represent the average amount of total compensation report for our NEOs as a group (excluding our PEOs) for each covered fiscal year in the “Total” column of the Summary Compensation Table for each applicable year. Please refer to “Executive Compensation—Summary Compensation Table” above. The names of each NEO included for these purposes in each applicable year are as follows: (i) for 2023, Mr. Burrows and Ms. King-Jones, (ii) for 2022, Mr. Alspaugh and Leslie Sloan, and (iii) for 2021, Michael Hanley and Ms. Sloan.
(4)The dollar amounts reported in these columns represent the amount of “compensation actually paid” to our NEOs as a group (excluding our PEOs), as computed in accordance with Item 402(v) of Regulation S-K, for each covered fiscal year. In accordance with these rules, these amounts reflect total compensation as set forth in the Summary Compensation Table for each year, adjusted as shown below for 2023. Equity values are calculated in accordance with FASB ASC Topic 718, and the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The dollar amounts do not reflect the actual amount of compensation earned or received by or paid to the NEOs as a group (excluding our PEOs) during the applicable fiscal year.

2023
Average Summary Compensation Table Total	$7,069,877
Less, average value of “Stock Awards” and “Option Awards” reported in Summary Compensation Table	$(6,788,295)
Plus, average year-end fair value of outstanding and unvested equity awards granted in the year	$9,282,014
Average Compensation Actually Paid to Non-PEO NEOs	$9,563,596
(5)Cumulative total stockholder return (“TSR”) is calculated by dividing (a) the sum of (i) the cumulative amount of dividends during the measurement period, assuming dividend reinvestment, and (ii) the difference between our stock price at the end of the applicable measurement period and the beginning of the measurement period by (b) our stock price at the beginning of the measurement period. The beginning of the measurement period for each year in the table is December 31, 2020.
(6)The dollar amounts reported represent the amount of net income (loss) reflected in our audited financial statements for each covered fiscal year.
(7)Mr. Alspaugh only served as a PEO during fiscal year 2023; his compensation for fiscal years 2021 and 2022 are included in the average for the Non-PEO NEOs.

Analysis of Information Presented in the Pay Versus Performance Table
In accordance with Item 402(v) of Regulation S-K, we are providing the following descriptions of the relationships between information presented in the Pay Versus Performance table above.
Compensation Actually Paid and Company TSR
The following graph displays the compensation actually paid to our NEOs compared to our TSR.

Compensation Actually Paid (CAP) vs. TSR
$60M
$50M
$40M
$30M
$20M
$10M
$0M
Compensation Actually Paid
$70
$50
$30
$10
-$10
Value of Initial $100 Investment (TSR)
$60
$6
$11
$49.0M
$9.6M
$0.4M
$0.7M
$1.3M
$0.2M
2021
2022
2023
Aggregate CAP for all PEOs
Average CAP for Non-PEO NEOs
Company TSR

Compensation Actually Paid and Net Income
The following graph displays our compensation actually paid compared to our net income.

Compensation Actually Paid (CAP) vs. Net Income
$60M
$50M
$40M
$30M
$20M
$10M
$0M
Compensation Actually Paid
$0M
-$100M
-$200M
-$300M
-$400M
-$500M
Net Income
-$65.8M
-$83.8M
-$338.8M
$49.0M
$9.6M
$0.4M
$0.7M
$1.3M
$0.2M
2021
2022
2023
Aggregate CAP for all PEOs
Average CAP for Non-PEO NEOs
Net Income

CERTAIN INFORMATION ABOUT OUR COMMON STOCK
Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters
The following table sets forth information, to the extent known by us or ascertainable from public filings, with respect to the beneficial ownership of our common stock as of February 15, 2024 by:
•each of our directors and nominees
•each of our NEOs;
•all of our directors and executive officers as a group; and
•each person, or group of affiliated persons, who is known by us to beneficially owner of greater than 5% of our common stock.
The column entitled “Shares Beneficially Owned” is based on a total of 36,149,011 shares of our common stock outstanding as of February 15, 2024.
Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of the date of this table are considered outstanding and beneficially owned by the person holding the options for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Due to the conversion limitations on the Series A Preferred Stock and Series B Preferred Stock, shares of underlying Common Stock have been excluded from beneficial ownership set forth below. Except as otherwise noted, the persons and entities in this table have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise indicated in the table below, addresses of named beneficial owners are in care of Spyre Therapeutics, Inc., 221 Crescent Street, Building 23, Suite 105, Waltham, MA 02453.

	Shares beneficially owned
Name and address of beneficial owner	Number	Percentage

5% Stockholders:

FMR LLC (1)	6,206,451	17.2%
Perceptive Life Sciences Master Fund, Ltd. (2)	2,606,679	7.2%
Entities associated with Venrock Healthcare Capital
Partners (3)	2,372,714	6.6%
Entities associated with RTW Investments, LP (4)	2,232,760	6.2%
Entities associated with Avoro Capital Advisors (5)	2,125,597	5.9%
Commodore Capital Master LP (6)	1,884,084	5.2%

Named Executive Officers and Directors:

Jonathan Alspaugh (7)	342,058	*
Scott Burrows (8)	2,917	*
Jeffrey M. Goldberg .	—	*
Heidy King-Jones (9)	2,625	*
Russell J. Cox (10)	67,008	*
Jeffrey W. Albers (11)	39,915	*
Laurie Stelzer (12)	5,555	*
Mark McKenna (13)	2,222	*
Peter Harwin (14)	842,959	2.3%
Tomas Kiselak (15)	842,959	2.3%
Michael Henderson, M.D. (16)	58,500	*
Cameron Turtle, DPhil (17)	1,113,208	3.1%
All current executive officers and directors as a group (10 persons) (18)	2,603,892	6.2%
*Represents beneficial ownership of less than one percent.
(1)The shares of Common Stock listed in the table above are held by funds and accounts managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. The address of these funds and accounts is 245 Summer Street, Boston, MA 02210.
(2)Based solely upon a Schedule 13G/A filed on February 14, 2024. Represents shares of Common Stock held by Perceptive Life Sciences Master Fund, Ltd (“Perceptive Fund”). The address of Perceptive Fund is 51 Astor Place, 10th Floor, New York, NY 10003.
(3)Based solely upon a Schedule 13G/A filed on February 14, 2024. Represents shares of Common Stock held by Venrock Healthcare Capital Partners III, LP (“VHCP III”), VHCP III Co-Investment Holdings III, LLC (“VHCP III Co”) and Venrock Healthcare Capital Partners EG, L.P. (“VHCP EG”). VHCP Management III, LLC (“VHCPM”) is the sole general partner of VHCP III and the sole manager of VHCP III Co. VHCP Management EG, LLC (“VHCPM EG”) is the sole general partner of VHCP EG. Dr. Bong Koh and Nimish Shah are the voting members of VHCPM and VHCPM EG. The address of each of these persons and entities is 7 Bryant Park, 23rd Floor, New York, NY 10018.

(4)Based solely upon a Schedule 13G filed on February 13, 2024. Represents shares of Common Stock held by RTW Master Fund, Ltd., RTW Innovation Master Fund, Ltd. and RTW Biotech Opportunities LTD (collectively, the “RTW Funds”). RTW Investments, LP (“RTW”), in its capacity as the investment manager of the RTW Funds, has the power to vote and the power to direct the disposition of the shares held by the RTW Funds. Accordingly, RTW may be deemed to be the beneficial owner of such securities. Roderick Wong, M.D., as the Managing Partner of RTW, has the power to direct the vote and disposition of the securities held by RTW. Dr. Wong disclaims beneficial ownership of the shares held by the RTW Funds, except to the extent of his pecuniary interest therein. The address and principal office of RTW is 40 10th Avenue, Floor 7, New York, NY 10014, and the address of Dr. Wong and each of the RTW Funds is c/o RTW Investments, LP, 40 10th Avenue, Floor 7, New York, NY 10014.
(5)Based solely upon a Schedule 13G filed on February 14, 2024. Represents shares of Common Stock held by Avoro Capital Advisors LLC (“Avoro”). The address of Avoro is 110 Greene Street, Suite 800, New York, NY 10012.
(6)Based solely upon a Schedule 13G/A filed on February 14, 2024. Represents shares of Common Stock held by Commodore Capital Master LP (“Commodore Capital”). Commodore Capital LP is the investment manager to Commodore Capital and may be deemed to beneficially own the shares held by Commodore Capital. Michael Kramarz and Robert Egen Atkinson are the managing partners of Commodore Capital LP and exercise investment discretion with respect to these shares. The address of Commodore Capital LP and Commodore Capital Master LP is 444 Madison Avenue, 35th Floor, New York, NY 10022.
(7)Represents (i) 7,254 shares of Common Stock held by Mr. Alspaugh and (ii) options exercisable for 334,804 shares of Common Stock within 60 days of the date of this table.
(8)Represents options exercisable for 2,917 shares of Common Stock within 60 days of the date of this table.
(9)Represents options exercisable for 2,625 shares of Common Stock within 60 days of the date of this table.
(10)Represents (i) 280 shares of Common Stock held by Mr. Cox and (ii) options exercisable for 66,728 shares of Common Stock within 60 days of the date of this table.
(11)Represents (i) 34,360 shares of Common Stock held by Sessions LLC, which may be deemed to be indirectly beneficially owned by Mr. Albers, and (ii) options exercisable for 5,555 shares of Common Stock within 60 days of the date of this table.
(12)Represents options exercisable for 5,555 shares of Common Stock within 60 days of the date of this table.
(13)Represents options exercisable for 2,222 shares of Common Stock within 60 days of the date of this table.
(14)Represents (i) 378,421 shares of Common Stock held by Fairmount Healthcare Fund II L.P. (“Fund II”) that may be deemed to be beneficially owned by Mr. Harwin; (ii) 406,038 shares of Common Stock held by Mr. Harwin; and (iii) options exercisable for 58,500 shares of Common Stock within 60 days of the date of this table.
(15)Represents (i) 378,421 shares of Common Stock held by Fund II that may be deemed to be beneficially owned by Mr. Kiselak; (ii) 406,038 shares of Common Stock held by Mr. Kiselak; and (iii) options exercisable for 58,500 shares of Common Stock within 60 days of the date of this table.
(16)Represents options exercisable for 58,500 shares of Common Stock within 60 days of the date of this table.
(17)Represents (i) 746,907 shares of Common Stock held by Dr. Turtle and (ii) options exercisable for 366,301 shares of Common Stock within 60 days of the date of this table.
(18)Represents (i) 1,972,044 shares of Common Stock and (ii) options exercisable for 631,848 shares of Common Stock within 60 days of the date of this table.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors, officers and persons who beneficially own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. To our knowledge, based solely on our review of Forms 3, 4 and 5 filed with the SEC or written representations that no Form 5 was required, during the year ended December 31, 2023, we believe that all of our directors, officers and persons who beneficially own more than 10% of a registered class of our equity securities timely filed all reports required under Section 16(a) of the Exchange Act, except that, due to administrative errors, one Form 3 and one Form 4 were filed late for Mr. Albers with respect to his ownership of Series A Preferred Stock and the conversion of shares of Series A Preferred Stock into shares of common stock, respectively.
Securities Authorized for Issuance Under Equity Compensation Plans
The following table presents information as of December 31, 2023 with respect to compensation plans under which shares of our common stock may be issued.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#)(3)

	(a)	(b)	(c)
Equity Compensation Plans Approved by Security Holders:
2015 Equity Incentive Plan	3,029	$160.06	―(4)
2016 Equity Incentive Plan	3,294,922	$14.41	1,636,554(5)
2023 Equity Incentive Plan	2,734	$0.36	―(6)
2016 Employee Stock Purchase Plan	―	N/A	72,404(7)
Equity Compensation Plans Not Approved by Security Holders:
2018 Equity Inducement Plan	5,350,575	$10.61	693,425
Total	8,651,260	$12.13	2,402,383
____________
(1)This column reflects outstanding stock options and RSUs under the listed equity compensation plan.
(2)This column reflects the weighted-average exercise price of stock options granted under the listed equity compensation plan that were outstanding as of December 31, 2023. RSUs reflected in column (a) are not reflected in this column as they do not have an exercise price.
(3)This column reflects the total shares of our common stock remaining available for issuance under the listed equity compensation plan as of December 31, 2023.
(4)No further awards may be made under the 2015 Equity Incentive Plan (the “2015 Plan”); however, shares of common stock that are subject to outstanding awards under the 2015 Plan that expire or are forfeited for any reason without having been exercised in full will generally be available for future grant and issuance under the 2016 Plan.
(5)The 2016 Plan provides for an automatic increase in the number of shares reserved for issuance thereunder on January 1 of each year through January 1, 2028 equal to (a) 5% of the number of issued and outstanding shares of common stock on December 31 of the immediately preceding year, or (b) a lesser amount as approved by the Board each year. Pursuant to this provision, the number of shares reserved for grant and issuance under the 2016 Plan increased by 3,023,650 shares on January 1, 2024.
(6)No further awards may be made under the 2023 Equity Incentive Plan, which was assumed in connection with the Merger.
(7)The 2016 Employee Stock Purchase Plan (the “ESPP”) provides for an automatic annual increase in the number of shares reserved for issuance thereunder on January 1 of each year for through January 1, 2026 equal to (a) 1% of the number of issued and outstanding shares of common stock on December 31 of the immediately preceding year, or (2) a lesser amount as approved by the Board each year. Pursuant to this provision, the number of shares reserved for grant and issuance under the ESPP increased by 360,571 shares on January 1, 2024.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Other than the executive officer and director compensation arrangements discussed above under “Corporate Governance—Director Compensation” and “Executive Compensation,” below we describe the transactions to which we were a party since January 1, 2022, in which the amount involved exceeded $120,000 and in which our directors, executive officers, holders of more than 5% of our common stock, or members of their immediate family had a direct or indirect material interest.
Related Party Transactions
Registered Direct Offering
On May 5, 2022, we entered into a placement agent agreement with JonesTrading Institutional Services LLC, as placement agent, relating to a registered direct offering of an aggregate of 430,107 shares of our common stock at a public purchase price of $40.00 per share and pre-funded warrants to purchase up to 694,892 shares of our common stock at a public purchase price of $39.99 per pre-funded warrant with an exercise price of $0.0025 per share. This registered direct offering closed on May 9, 2022. Pursuant to this offering, on the closing date:
i.Baker Brothers Life Sciences, L.P. and 667, L.P. (together, the “Baker Funds”) purchased 251,351 and 29,898 pre-funded warrants to purchase common stock, respectively, for an aggregate purchase price of approximately $11.2 million;
ii.Averill Master Fund, Ltd., an entity affiliated with Suvretta, purchased 250,000 pre-funded warrants to purchase common stock for an aggregate purchase price of approximately $10.0 million; and
iii.Entities affiliated with Nantahala purchased 132,071 pre-funded warrants to purchase common stock for an aggregate purchase price of approximately $5.3 million.
Registration Rights Agreement
On March 16, 2021, we entered into a registration rights agreement (the “Baker RRA”) with the Baker Funds, pursuant to which the Baker Funds are entitled to certain resale registration rights with respect to shares of our common stock held by the Baker Funds (the “Baker Registrable Securities”). Under the Baker RRA, following a request by the Baker Funds, we are obligated to file a resale registration statement on Form S-3, or other appropriate form, covering Baker Registrable Securities. Under the Baker RRA, the Baker Funds also have the right to up to two underwritten public offerings or block trades per calendar year, but no more than three underwritten public offerings and eight block trades in total, to effect the sale or distribution of their Baker Registrable Securities, subject to specified exceptions, conditions and limitations. The Baker RRA also includes customary indemnification obligations in connection with registrations conducted pursuant to the Baker RRA. The Baker RRA has terminated and is no longer in effect.
Paragon Agreement
Paragon and Parapyre Holding LLC (“Parapyre”) each beneficially owns less than 5% of our capital stock through their respective holdings of our common stock. Fairmount beneficially owns more than 5% of our capital stock, has two seats on our Board and beneficially owns more than 5% of Paragon, which is a joint venture between Fairmount and Fair Journey Biologics. Fairmount appointed Paragon’s board of directors and has the contractual right to approve the appointment of any executive officers. Parapyre is an entity formed by Paragon as a vehicle to hold equity in Pre-Merger Spyre in order to share profits with certain employees of Paragon.
In connection with the Merger, we assumed the rights and obligations of Pre-Merger Spyre under that certain antibody discovery and option agreement, dated May 25, 2023 and subsequently amended and restated on September 29, 2023, by and among Spyre Therapeutics, LLC, Paragon and Parapyre (the “Paragon Agreement”), pursuant to which we have exercised the option to acquire intellectual property license rights to or have the option to acquire intellectual property license rights with respect to certain research programs, including with respect to our product candidates. Under the Paragon Agreement, we are obligated to compensate Paragon on a quarterly basis for its services performed under each research program based on the actual costs incurred with mark-up costs pursuant to the terms of the Paragon Agreement. As of the date of the Merger, Pre-Merger Spyre had incurred total expenses of $19.0 million under the Paragon Agreement since inception, inclusive of a $3.0 million research initiation fee that was due upon signing of the Paragon Agreement and

$16.0 million of reimbursable expenses under the Paragon Agreement for historical costs incurred by Paragon. As of the Merger Close, $19.0 million was unpaid and was assumed by us through the Merger. Furthermore, following our amendment and restatement of the Paragon Agreement on September 29, 2023, we are obligated to provide certain equity grants to Parapyre pursuant to the Parapyre Option Obligation upon the completion of each of the calendar years ending on December 31, 2023 and December 31, 2024 to purchase 1% of the then outstanding shares of our common stock, on a fully diluted basis, on the last business day of each applicable calendar year, at the fair market value determined by the Board. Following the execution of each of the SPY001 License Agreement and SPY002 License Agreement, we expect to be obligated to pay Paragon up to $22.0 million upon the achievement of specific development, regulatory and clinical milestones for the first product under each agreement, respectively, that achieves such specified milestones. Upon execution of each of the SPY001 License Agreement and SPY002 License Agreement, we expect to pay Paragon a $1.5 million fee for nomination of a development candidate and we expect to be obligated to make a further milestone payment of $2.5 million upon the first dosing of a human patient in a Phase 1 trial. Subject to the execution of the option to acquire the intellectual property rights related to four research programs with respect to the SPY003 or SPY004 research programs pursuant to the Paragon Agreement, we expect to be obligated to make similar payments upon and following the execution of license agreements with respect to these research programs, respectively.
In July 2023 and December 2023, we exercised our option available under the Paragon Agreement with respect to the SPY001 and SPY002 research programs, respectively, and expect to enter into the SPY001 License Agreement and the SPY002 License Agreement. Our option available under the Paragon Agreement with respect to the SPY003 and SPY004 programs remains unexercised.
Private Placement Transactions
Concurrently with the Merger, we entered into a definitive agreement for a private placement (the “June 2023 PIPE” and, together with the Merger, the “June 2023 Transactions”) with existing and new investors (the “June 2023 Investors”) for gross proceeds of approximately $210 million, pursuant to which the June 2023 Investors purchased an aggregate of 721,452 shares of Series A Preferred Stock at a price of $291.08 per share. In connection with the June 2023 Transactions, we issued to Fairmount (i) 378,421 shares of our common stock and 265,263 shares of Series A Preferred Stock in exchange for shares of Pre-Merger Spyre based on a fixed exchange ratio of 0.5494488 to 1 pursuant to the Merger and (ii) 257,661 shares of Series A Preferred Stock at a price of $291.08 per share pursuant to the June 2023 PIPE. On June 22, 2023, we also entered into a registration rights agreement with the June 2023 Investors, including Fairmount, pursuant to which the June 2023 Investors are entitled to certain resale registration rights with respect to shares of our common stock held by such investors.
On December 7, 2023, we entered into a definitive agreement for a private placement (“December 2023 PIPE”) with existing and new investors (the “December 2023 Investors”) for gross proceeds of approximately $180 million, pursuant to which the December 2023 Investors purchased an aggregate of 6,000,000 shares of common stock at a price of $15.00 per share and 150,000 shares of Series B Preferred Stock at a price of $600.00 per share. In connection with the December 2023 PIPE, we issued (i) 16,667 shares of Series B Preferred Stock to Fairmount, (ii) 1,666,666 shares of our common stock to entities associated with FMR LLC, (iii) 710,000 shares of our common stock and 18,083 shares of Series B Preferred Stock to Perceptive Life Sciences Master Fund, Ltd., (iv) 250,000 shares of our common stock and 35,417 shares of Series B Preferred Stock to entities associated with Venrock Healthcare Capital Partners, (v) 515,000 shares of our common stock and 12,125 shares of Series B Preferred Stock to entities associated with RTW Investments, LP, (vi) 235,000 shares of our common stock and 5,792 shares of Series B Preferred Stock to Deep Track Biotechnology Master Fund, Ltd., and (vii) 50,000 shares of our common stock and 1,250 shares of Series B Preferred Stock to Commodore Capital Master LP, at a price of $15.00 per share of our common stock and $600.00 per share of Series B Preferred Stock. On December 7, 2023, we also entered into a registration rights agreement with the December 2023 Investors, including the above-named investors, pursuant to which the December 2023 Investors are entitled to certain resale registration rights with respect to shares of our common stock held by such investors.
Consulting Agreement
In November 2023, we entered into a consulting agreement with Mr. McKenna, who subsequently joined the Board in February 2024, pursuant to which Mr. McKenna agreed to provide consulting services to us as a senior advisor to the executive management team. As compensation for such consulting services, Mr. McKenna was granted non-qualified stock options to purchase up to 477,000 shares of our common stock under the 2016 Plan, vesting over four years with an exercise price of $10.39 per share.

Related Party Transaction Policy
Our Board has a written policy regarding the review and approval or ratification by our Audit Committee of related person transactions. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships between us or any of our subsidiaries and any related person in which the aggregate amount involved since the beginning of our last completed fiscal year exceeds or is expected to exceed $120,000 and such related person has or will have a direct or indirect interest. A related person is defined to include any executive officers, directors or director nominees or beneficial owner of more than 5% of our common stock and any immediate family member of any of the foregoing persons. In determining to approve or ratify any such transaction, our Audit Committee is expected to take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. Transactions involving compensation for services provided to us as an employee or director, among other limited exceptions, are deemed under the terms of the policy to have standing pre-approval by the Audit Committee but may be specifically reviewed if appropriate in light of the facts and circumstances. Any director who is a related person with respect to a transaction under review is not permitted to participate in the deliberations (other than to provide information concerning the transaction to the Audit Committee) or vote on approval of the transaction.

OTHER MATTERS
Stockholder Proposals and Director Nominations for Next Year’s Annual Meeting
Pursuant to Rule 14a-8 of the Exchange Act, stockholders who wish to submit proposals for inclusion in the proxy statement for the 2025 Annual Meeting of Stockholders must send such proposals to our Corporate Secretary at the address set forth on the first page of this Proxy Statement. Such proposals must be received by us as of the close of business (6:00 p.m. Eastern Time) on December 2, 2024 and must comply with Rule 14a-8 of the Exchange Act. The submission of a stockholder proposal does not guarantee that it will be included in the proxy statement.
As set forth in our Bylaws, if a stockholder intends to make a nomination for director election or present a proposal for other business (other than pursuant to Rule 14a-8 of the Exchange Act) at the 2025 Annual Meeting of Stockholders, the stockholder’s notice must be received by our Corporate Secretary at the address set forth on the first page of this Proxy Statement no earlier than the 120th day and no later than the close of business on the 90th day before the anniversary of the last annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder’s notice must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which the first public announcement of the date of such annual meeting is made by the Company. Therefore, unless the 2025 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after the anniversary of the Annual Meeting, notice of proposed nominations or proposals (other than pursuant to Rule 14a-8 of the Exchange Act) must be received by our Corporate Secretary no earlier than January 13, 2025 and no later than the close of business on February 12, 2025. Any such director nomination or stockholder proposal must be a proper matter for stockholder action and must comply with the terms and conditions set forth in our Bylaws (which includes the timing and information required under Rule 14a-19 of the Exchange Act). If a stockholder fails to meet these deadlines or fails to satisfy the requirements of Rule 14a-4 of the Exchange Act, we may exercise discretionary voting authority under proxies we solicit to vote on any such proposal as we determine appropriate. We reserve the right to reject, rule out of order or take other appropriate action with respect to any nomination or proposal that does not comply with these and other applicable requirements.
Delivery of Documents to Stockholders Sharing an Address
A number of brokerage firms have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders who have the same address and do not participate in electronic delivery of proxy materials will receive only one copy of the proxy materials, including this Proxy Statement, the Notice and our Annual Report on Form 10-K for the year ended December 31, 2023, until such time as one or more of these stockholders notifies us that they wish to receive individual copies. This procedure helps to reduce duplicate mailings and save printing costs and postage fees, as well as natural resources. If you received a “householding” mailing this year and would like to have additional copies of the proxy materials mailed to you, please send a written request to our Corporate Secretary at the address set forth on the first page of this Proxy Statement, or call (617) 651-5940, and we will promptly deliver the proxy materials to you. Please contact your broker if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future, or if you would like to opt out of “householding” for future mailings.
Availability of Additional Information
We will provide, free of charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2023, including exhibits, on the written or oral request of any stockholder of the Company. Please send a written request to our Corporate Secretary at the address set forth on the first page of this Proxy Statement, or call the number above.

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 12, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SYRE2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 12, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V40267-P06145 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

SPYRE THERAPEUTICS, INC.

The Board of Directors recommends you vote FOR the following listed nominees:

	For All	Withhold All	For All Except
1. Election of Class II Directors for terms expiring in 2027.	☐	☐	☐

01) Jeffrey W. Albers
02) Tomas Kiselak

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

The Board of Directors recommends you vote FOR the following proposals:

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com.

V40268-P06145

SPYRE THERAPEUTICS, INC.
ANNUAL MEETING OF STOCKHOLDERS
MAY 13, 2024 12:00 PM EASTERN TIME

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Cameron Turtle, Scott Burrows and Heidy King-Jones, or any of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as designated on the reverse side of this card, all the shares of common stock of Spyre Therapeutics, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Spyre Therapeutics, Inc. to be held at 12:00 p.m. Eastern Time on May 13, 2024, live via the Internet, at www.virtualshareholdermeeting.com/SYRE2024 or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. IN THE EVENT THAT ANY OF THE NOMINEES NAMED ON THE REVERSE SIDE OF THIS CARD ARE UNAVAILABLE FOR ELECTION OR UNABLE TO SERVE, THE SHARES REPRESENTED BY THE PROXY MAY BE VOTED FOR A SUBSTITUTE NOMINEE SELECTED BY THE BOARD OF DIRECTORS.

Continued and to be signed on reverse side